EXHIBIT 10.162
WORKERS’ COMPENSATION CLASH EXCESS OF LOSS
REINSURANCE CONTRACT
No. 2000290
EFFECTIVE JANUARY 1, 2007
between
PEERLESS INSURANCE COMPANY
Keene, New Hampshire
and
The reinsurers subscribing to the respective
Interests and Liabilities Agreements attached to
and forming part of this Contract
2007 Workers’ Compensation Clash
Excess of Loss Contract — January 1, 2007
CAS0700003

WORKERS’ COMPENSATION CLASH EXCESS OF LOSS REINSURANCE — CONTRACT No. 2000290

ARTICLE	CONTENTS	PAGE
I	BUSINESS COVERED	1
II	EFFECTIVE DATE AND TERMINATION	3
III	TERRITORY	4
IV	LIMIT AND RETENTION	4
V	WARRANTIES	5
VI	ULTIMATE NET LOSS	5
VII	LOSS IN EXCESS OF POLICY LIMITS	6
VIII	EXTRA CONTRACTUAL OBLIGATIONS	6
IX	EXCLUSIONS	7
X	SPECIAL ACCEPTANCES	12
XI	LOSS OCCURRENCE	12
XII	REINSURANCE PREMIUM	14
XIII	REPORTS AND REMITTANCES	14
XIV	LOSS ADJUSTMENTS AND SETTLEMENTS	15
XV	SALVAGE AND SUBROGATION	15
XVI	FEDERAL TERRORISM EXCESS RECOVERY CLAUSE	16
XVII	ACCESS TO RECORDS	16
XVIII	DIVIDENDS AND TAXES	17
XIX	FEDERAL EXCISE TAX	17
XX	GOVERNING LAW	18
XXI	CURRENCY	18
XXII	OFFSET	18
XXIII	ERRORS OR OMISSIONS	18
XXIV	INSOLVENCY	18
XXV	MEDIATION	19
XXVI	ARBITRATION	20
XXVII	SPECIAL CONDITIONS	23
XXVIII	COMMUTATION	25
XXIX	THIRD PARTIES	26
XXX	UNAUTHORIZED REINSURENCE	26
XXXI	SERVICE OF SUIT	28
XXXII	CONFIDENTIALITY CLAUSE	28
XXXIII	AMENDMENTS	30
XXXIV	SEVERABILITY	30
XXXV	INTEREST PENALTY	30
XXXVI	ASSIGNMENT	31
XXXVII	ENTIRE AGREEMENT	31
ATTACHMENTS:
APPENDIX A — DEFINITION OF PROFIT CENTER
APPENDIX B — PHARMACEUTICAL/MEDICAL RISKS
INSOLVENCY FUNDS EXCLUSION CLAUSE
NUCLEAR INCIDENT EXCLUSION CLAUSE — LIABILITY — REINSURANCE — U.S.A. N.M.A. 1590
NUCLEAR INCIDENT EXCLUSION CLAUSE — LIABILITY — REINSURANCE — CANADA. N.M.A. 1979
NUCLEAR INCIDENT EXCLUSION CLAUSE — REINSURANCE — NO. 4.
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Excess of Loss Contract — January 1, 2007

WORKERS’ COMPENSATION CLASH EXCESS OF LOSS
REINSURANCE CONTRACT
No. 2000290
(hereinafter referred to as the “Contract”)
between
PEERLESS INSURANCE COMPANY
Keene, New Hampshire
(hereinafter referred to as the “Company”)
and
The reinsurers subscribing to the respective
Interests and Liabilities Agreements attached to
and forming part of this Contract
(hereinafter referred to as the “Subscribing Reinsurer”)
ARTICLE I — BUSINESS COVERED
A.	The Subscribing Reinsurer shall indemnify the Company on an excess of loss basis in respect of the Ultimate Net Loss paid or to be paid by the Company and the Legal Entities (as defined below) as a result of losses occurring or claims made during the term of the Contract for Policies in force as of January 1, 2007, and new and renewal Policies becoming effective on or after said date, subject to the terms and conditions contained herein.

C.	The term “Policies” shall mean each of the Company’s or a Legal Entity’s binders, policies and contracts of insurance or reinsurance on the business covered hereunder.

D.	Under this Contract, the indemnity for reinsured loss applies only to the following Annual Statement Lines of Business and Classes of Insurance written by the Company or ceded to the Company directly or indirectly by a legal entity listed below (each, a “Legal Entity” and, collectively, the “Legal Entities”)

American Ambassador Casualty Company, Lisle, Illinois
America First Insurance Company, Keene, New Hampshire,
America First Lloyd’s Insurance Company, Richardson, Texas,
Colorado Casualty Insurance Company, Englewood, Colorado,
Consolidated Insurance Company, Indianapolis, Indiana,
Excelsior Insurance Company, Keene, New Hampshire,
Globe American Casualty Company, Loveland, Ohio,
Golden Eagle Insurance Corporation, San Diego, California,
Hawkeye-Security Insurance Company, Waukesha, Wisconsin,
Indiana Insurance Company, Indianapolis, Indiana,

Liberty Mutual Mid-Atlantic Insurance Company, Camp Hill, Pennsylvania, for business written by the Liberty Mutual Agency Markets Profit Centers covered under this Contract as defined in Appendix A

Liberty Northwest Insurance Corporation, Portland, Oregon,
Mid-American Fire and Casualty Company, Loveland, Ohio,
Montgomery Mutual Insurance Company, Columbia, Maryland,
National Insurance Association, Indianapolis, Indiana,
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North Pacific Insurance Company, Portland, Oregon,
Oregon Automobile Insurance Company, Portland, Oregon,
Peerless Indemnity Insurance Company, Lisle, Illinois,
The Midwestern Indemnity Company, Loveland, Ohio,
The Netherlands Insurance Company, Keene, New Hampshire,
Employers Insurance Company of Wausau, Wausau, Wisconsin, and
Wausau General Insurance Company, Wausau, Wisconsin, and
Wausau Underwriters Insurance Company, Wausau, Wisconsin, and
Wausau Business Insurance Company, Wausau, Wisconsin, for business classified as Business Solutions Group or Wausau Business Unit only,
Liberty Mutual Insurance Company, Boston, Massachusetts (on behalf of The First Liberty Insurance Corporation, LM Insurance Corporation, both of West Des Moines, Iowa, Liberty Insurance Corporation, South Burlington, Vermont, Liberty Mutual Fire Insurance Company, Wausau, Wisconsin, for business classified as Business Solutions Group only)
Liberty County Mutual Insurance Company, Irving, Texas, for business written by the Liberty Mutual Agency Markets Profit Centers covered under this Contract as defined in Appendix A,
Bridgefield Employers Insurance Company, Lakeland, Florida
Bridgefield Casualty Insurance Company, Lakeland, Florida
OneBeacon Insurance Company, Boston, Massachusetts, for Policies subject to the rewritten Indemnity Reinsurance Agreement by and between Peerless Insurance Company and OneBeacon Insurance Company, collectively identified as Liberty Mutual Agency Markets Profit Centers covered under this Contact as defined in Appendix A except as excluded under Article IX -Exclusions of this Contract.

NAIC
CODE:	LINES OF BUSINESS:

03	Farmowners (Section II only)

04	Homeowners (Section II only)

05.2	Commercial Multiple Peril (Section II only)

16	Workers Compensation

17	Other Liability, excluding Umbrella

18	Products Liability

19.1, 19.2	Private Passenger Automobile Liability

19.3, 19.4	Commercial Automobile Liability

21	Automobile Physical Damage (Auto Physical Damage Collision, only)
Coverage is provided, as respects the Profit Centers’ Underwriting Guidelines as follows:
1.	Automobile Liability includes; Bodily Injury Liability, Property Damage Liability, Medical Payments, Uninsured Motorists, Underinsured Motorists, No-Fault Coverage and Auto Physical Damage Collision.

2.	Other Liability including Professional Liability, Bodily Injury Liability, Property Damage Liability, Personal and Advertising Injury Liability and Medical Payments Coverage when written as part of a Commercial or Personal Package Policy or on a monoline basis. However, Advertising Injury Liability shall only apply to this Agreement when written as part of a Commercial Package Policy or a Commercial General Liability Coverage Form.
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3.	Workers Compensation and Employers Liability.

4.	Clash of multiple Policies involved in the same occurrence.
ARTICLE II — EFFECTIVE DATE AND TERMINATION
A.	This Contract shall become effective at 12:01 a.m., Local Standard Time, with respect to Policies in force at 12:01 a.m., Local Standard Time, January 1, 2007, and new and renewal Policies becoming effective on or after said date. Subject to Article XXVII — Special Conditions below, this Contract may be terminated at the close of any calendar year by either party giving to the other 90 days prior written notice by certified mail of its intention to do so.
B.	This Contract shall apply to loss occurrence and claims made Policies in accordance with the following provisions:
1.	As respects Policies written on an occurrence basis:

This Contract shall apply with respect to losses occurring on or after the inception date of this Contract.

2.	As respects Policies written on a claims made basis:

“Claims Made” shall be understood to mean losses arising under Policies in which the date when the claim is made determines under which Policy the loss is collectible. Such losses are covered hereunder irrespective of the date on which the loss occurs provided that the date the claim is made falls within the period of this Contract.

For the purposes of the foregoing, the date a claim is first made shall be the date applicable to the entire loss and the Subscribing Reinsurer shall be liable for its proportion of the entire loss irrespective of the expiry date of the Contract, provided that such date falls within the period of this Contract.

In the event of a Loss Occurrence arising hereunder which involves Policies (or sections thereof) which respond on both a losses occurring and Claims Made basis, the date of the Loss Occurrence will be deemed to be the earlier of the dates, namely the date of the occurrence of the loss.
C.	In the event of termination of this Contract, the Company shall have the option of continuing or terminating the liability in force at the date of termination as set forth below. The Company may exercise such option provided written notice of the Company’s election is given by certified mail to the Subscribing Reinsurer prior to the date of termination. If the Company does not choose to exercise its option prior to the date of termination, such option shall revert to the Subscribing Reinsurer.
1.a.	As respects Policies written on an occurrence basis:

Upon termination of this Contract, all Policies covered hereunder and in force at the date of termination of this Contract shall continue until their natural expiry, cancellation or next anniversary of such business, whichever first occurs; but in no case shall this reinsurance be extended for longer than one year, plus odd time not exceeding 18 months in all, after the termination date.

1.b.	As respects Policies written on a claims made basis:

Upon termination of this Contract, the Subscribing Reinsurer shall continue to be liable for claims received or recorded by the Company or by the insured with respect to Policies in force
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at the date of termination for the full original policy period until the natural expiry, cancellation or next anniversary of such Policies, not to exceed one year, whichever comes first. However, if the Company or a Legal Entity, as applicable, has provided an Extended Reporting Period within one year after the date of termination on Policies in force at the date of termination or if the Extended Reporting Period is in force at the date of termination, the Subscribing Reinsurer shall continue to be liable for such extended reporting period.

2.a.	As respects Policies written on an occurrence basis:

Upon termination of this Contract, the Subscribing Reinsurer shall be liable for losses occurring prior to the date of termination; however, the Subscribing Reinsurer shall have no liability for losses occurring subsequent to the termination of this Contract.

2.b.	As respects Policies written on a claims made basis:

Upon termination of this Contract, the Subscribing Reinsurer shall not be liable for claims received or recorded by the Company or a Legal Entity, as applicable, or insured after the effective date of termination unless such claim is received and recorded by the Company or a Legal Entity, as applicable, or the insured during an Extended Reporting Endorsement Period in force at the date of termination.
ARTICLE III — TERRITORY
The territorial limits of this Contract shall be identical with those of the original Policies.
ARTICLE IV — LIMIT AND RETENTION
A.	The Company shall retain the first $5,000,000 of Ultimate Net Loss as respects any one Loss Occurrence. The Subscribing Reinsurer shall then be liable for the amount by which the Ultimate Net Loss exceeds the Company’s retention of $5,000,000 but the Subscribing Reinsurer shall never exceed $5,000,000 any one Loss Occurrence.
B.	Notwithstanding any other provisions of this Contract, the Company shall retain all Ultimate Net Loss otherwise recoverable from the Subscribing Reinsurer under this Contract until the Company has retained Ultimate Net Loss otherwise recoverable from the Subscribing Reinsurer under this Contract equal to $5,000,000 for the current calendar year.
C.	Notwithstanding the foregoing, the Subscribing Reinsurer’s liability arising out of an Act of Terrorism shall be limited to $5,000,000 in the aggregate.
D.	The Company’s retention and the Subscribing Reinsurer’s limit of liability for each Loss Occurrence, shall apply irrespective of the number of Policies affected or number of hazards in one Policy and regardless of the number of Lines of Business involved.
E.	An “Act of Terrorism” for purposes of this Contract shall mean:
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1.	Any actual or threatened violent act or act harmful to human life, tangible or intangible property or infrastructure directed towards or having the effect of (a) intimidating, coercing or putting in fear a civilian population or section thereof for the purpose of establishing or advancing a specific ideological, religious or political system of thought, perpetrated by a specific individual or group directly or indirectly through agents acting on behalf of said individual or group or (c) retaliating against any country for direct or vicarious support by that country of any other government or political system.

2.	Any act deemed or declared by the Federal Office of Homeland Security to be terrorism or a terrorist act shall also be considered an “Act of Terrorism” for purposes of this Contract.
F.	Reinsurance of the Company’s retention, set forth in each Exhibit, shall not be deducted in arriving at the Ultimate Net Loss herein,
ARTICLE V — WARRANTIES
Notwithstanding any other provision of this Contract, the maximum amount included in the Ultimate Net Loss under this Contract shall be:
1.	$5,000,000 each Life as respects for Workers’ Compensation business
ARTICLE VI — ULTIMATE NET LOSS
The term “Ultimate Net Loss” as used in this Contract shall mean: (1) all amounts paid or due and payable by the Company or a Legal Entity in the investigation, appraisal, adjustment, settlement, litigation, defense or appeal, or payment of claims or judgments arising from each and every Loss Occurrence for which the Company or a Legal Entity is or may be found liable under the Policies, less salvages and subrogation recoveries and amounts recovered or recoverable under pooling agreements or other reinsurances, whether collectible or not. “Ultimate Net Loss” includes, but is not limited to, the following paid or due and payable amounts: loss adjustment expenses, defense costs, court costs, supersedeas and appeal bond costs, Post or Prejudgment Interest and Delayed Damages, Attorneys’ Fees and Expenses, Claim-Specific Declaratory Judgment Expenses, a pro rata share of salaries and expenses of the Company’s or its affiliates’ field employees according to the time occupied in adjusting, defending, and settling such loss, and expenses of all of the Company’s or its affiliates’ officers and employees incurred in connection with the loss; (except that salaries of officers and employees engaged in general management and located in the home office of the Company or its affiliates and any office expense of the Company or its affiliates shall not be included), and all other costs of investigation or litigation, and (2) Extra Contractual Obligations (as defined in the Extra Contractual Obligations Article), and (3) Loss in excess of original Policy limits (as described in the Loss in Excess of Original Policy Limits Article).
“Claim-Specific Declaratory Judgment Expenses” shall be defined as fees and expenses incurred in actions brought to determine whether the Company or a Legal Entity has a defense and/or indemnification obligation for individual claims presented against Policies covered under this Contract. Any Claim-Specific Declaratory Judgment Expense shall be deemed to have been fully incurred on the same date as the insured’s original loss (if any) giving rise to the action, unless otherwise provided for within this Contract.
The term “Attorneys’ Fees and Expenses” as used above, means the fees and expenses of attorneys, including the fees and expenses of the Company’s or its affiliates’ in-house attorneys providing legal advice on coverage questions and/or defending the Company or a Legal Entity in coverage litigation, and fees and expenses of staff counsel in the defense of policyholder claims. Such Attorneys’ Fees and Expenses for in-house attorneys and staff counsel shall be calculated at the rate for such attorneys plus the expenses incurred by such attorneys, but excluding office expenses of the Company and its affiliates and salaries and expenses of their other employees.
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“Post or Prejudgment Interest or Delayed Damages” shall mean interest or damages added to a settlement, verdict, award, or judgment based on the period of time prior to or after the settlement, verdict, award, or judgment whether or not made part of the settlement, verdict, award, or judgment.
Nothing in this Article shall be construed to mean that losses under this Contract are not recoverable until the Ultimate Net Loss has been ascertained. In the event a verdict or judgment is reduced by an appeal or a settlement subsequent to the entry of the judgment, thereby resulting in an ultimate saving on such verdict or judgment, or in the event a judgment is reversed outright, the loss adjustment expense incurred in securing such final reduction or reversal shall be prorated between the Reinsurers and the Company in the proportion that each benefits from such reduction or reversal, and the expenses incurred up to the time of the original verdict or judgment shall be added to the Ultimate Net Loss. In the event there is no reduction or reversal of a verdict or judgment, the loss adjustment expense incurred in attempting to secure such reduction or reversal shall be added to the Ultimate Net Loss.
ARTICLE VII — LOSS IN EXCESS OF POLICY LIMITS
This Contract shall protect the Company within the limits hereof, for 90% of any Loss in excess of the original Policy limit where Loss in excess of the limit has been incurred because of a failure by the Company a Legal Entity or by a third-party claims administrator to settle within the Policy limit or by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement or in defending or prosecuting litigation, including appeals, arbitration, or any alternative dispute resolution or settlement discussions involving any claim.
However, the above paragraph shall not apply where the loss has been incurred due to the fraud of a member of the Board of Directors or a Corporate Officer of the Company or a Legal Entity acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.
With regard to excess of Policy limits, the word “Loss” shall mean any amounts for which the Company or a Legal Entity would have been contractually liable to pay had it not been for the limit of the original Policy. The date on which any Loss in excess of the original Policy limit is incurred shall be deemed, in all circumstances, to be the date of the original occurrence, accident, casualty, disaster, Loss Occurrence or loss, as selected by the Company.
ARTICLE VIII — EXTRA CONTRACTUAL OBLIGATIONS
This Contract shall protect the Company within the limits hereof for 90% of Extra Contractual Obligations. “Extra Contractual Obligations” are defined as those liabilities not covered under any other provision of this Contract, which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Company, a Legal Entity or by a third party claims administrator to settle within the Policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in defending or prosecuting litigation, including appeals, arbitration, or any alternative dispute resolution or settlement discussions involving any claim.
The date on which any Extra Contractual Obligation is incurred shall be deemed, in all circumstances, to be the date of the original occurrence, Loss Occurrence, accident, casualty, disaster, or loss, as selected by the Company.
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However, this Article shall not apply where the loss has been incurred due to the fraud of a member of the Board of Directors or a corporate officer of the Company or a Legal Entity acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.
ARTICLE IX — EXCLUSIONS
THIS AGREEMENT DOES NOT COVER:
A.	THE FOLLOWING GENERAL CATEGORIES
1.	Loss or damage caused directly or indirectly by: (a) enemy attack by armed forces including action taken by military, naval or air forces in resisting an actual or an immediately impending enemy attack; (b) invasion; (c) insurrection; (d) rebellion; (e) revolution; (f) intervention; (g) civil war; and (h) usurped power.

2.	Reinsurance assumed by the Company, except intercompany reinsurance.

3.	Business derived from any Pool, Association, including Joint Underwriting Association, Syndicate, Exchange, Plan, Fund or other facility directly as a member, subscriber or participant, or indirectly by way of reinsurance or assessments; provided this exclusion shall not apply to Automobile liability or Workers Compensation assigned risks which may be currently or subsequently covered hereunder.

4.	Pollution Liability, to the extent excluded in the original Policies and endorsements, except when a judicial entity invalidates the Policies’ exclusion or in any jurisdiction whose regulatory authorities have prohibited the exclusion.

5.	Insolvency Funds as per the attached Insolvency Funds Exclusion Clause.

6.	Pharmaceutical/Medical Risks per the attached Appendix B

7	Nuclear Incident Exclusion Clauses which are attached and made part of this Agreement:
a.	Nuclear Incident Exclusion Clause — Liability- Reinsurance — U.S.A. N.M.A. 1590

b.	Nuclear Incident Exclusion Clause — Liability — Reinsurance — Canada N.M.A. 1979

c.	Nuclear Incident Exclusion Clause — Reinsurance — No. 4.
8.	Personal or Commercial Umbrella risks.
B. THE FOLLOWING INSURANCE COVERAGES
1.	Fiduciary Liability.

2.	Surety and Credit insurance.

3.	Fidelity Bonds.

4.	Credit and Financial Guarantee.

5.	Securities and Exchange Liability.
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6.	Malpractice insurance, Directors and Officers Liability insurance or any form of Errors and Omissions or Professional Liability insurance, except as provided for under the Profit Centers’ Underwriting Guidelines

7.	Advertisers’, Broadcasters’ and Telecasters’ Liability as respects Personal Injury Liability except as provided for under the Profit Centers’ Underwriting Guidelines.

8.	Kidnap, Extortion and Ransom Liability.

9.	Protection and Indemnity (Ocean Marine) except for hulls under 50 feet.

10.	Media business, defined as Feature Film and Major Motion Picture Studios, Commercial Negative Film Coverages, Cast Coverage, Completion Bond and Television Productions, with annual gross receipts greater than $25,000,000.

11.	Asbestos liability to the extent excluded in the original Policies and endorsements except when a judicial entity invalidates the Policies’ exclusion or in any jurisdiction whose regulatory authorities have prohibited the exclusion.
C.	THE FOLLOWING RISKS AS RESPECTS AUTOMOBILE LIABILITY AND AUTOMOBILE COLLISION
1.	Autos as used in or being prepared for, any professional or organized racing or demolition contest or stunting activity except as provided for under Insurance Services Organization’s Business Auto and Garage Policy.

2.	All vehicles classified as “Public Automobiles” except school buses, church buses, social service agency automobiles, van pools, vehicles used for the transportation of employees and courtesy vans and buses.

3.	All rental operations. An exception for rental vehicles shall apply as respects auto dealerships when customer’s vehicle is being serviced.

4.	Vehicles regularly used to haul property of others and operating beyond a 500 mile radius.

5.	Newspaper delivery trucks except in non-metropolitan locations with a population of less than 50,000.

6.	Vehicles engaged in the transportation or distribution of fireworks, fuses, explosives, ammunitions, natural or artificial fuel gas, or liquefied petroleum gases or gasoline, except when written as incidental coverage, as defined in the Profit Centers’ Underwriting Guidelines. This exclusion shall not apply to vehicles engaged in the transportation of natural or artificial fuel gas or liquefied petroleum gases or gasoline when operations are within a 500 mile radius.
D. THE FOLLOWING AS RESPECTS LIABILITY OTHER THAN AUTOMOBILE
1.	Liability as respects Products and Completed Operations:
a.	The manufacture, importation, labeling or re-labeling of:
(i)	Drugs or Pharmaceuticals.

(ii)	Cosmetics, defined as:
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(1)	articles intended to be rubbed, poured, sprinkled or sprayed on, introduced into, or otherwise applied to the human body or any part thereof for cleansing, beautifying, promoting attractiveness, or altering the appearance, and

(2)	articles intended for use as a component of any such article; except that such term shall not include soap, and

(3)	and other cosmetic within the meaning of Section 201 (i) of the Federal Food, Drug and Cosmetic Act (21 U.S.C. 321 (i)).
(iii)	Herbicides, insecticides or pesticides, except as respects risks involved in a farming operation.
b.	The manufacture or importing of motorized or self-propelled vehicles and equipment.

c.	The manufacture, sale, distribution, handling, servicing or maintenance of aircraft, aerospacecraft, missiles, satellites or any component or components thereof.
2.	All railway operations except Railroad Protective Liability coverage as respects jobs which do not involve track work or service disruptions.

3.	Amusement parks, carnivals or circuses, except county or country fairs, incidental family fun centers ice or roller skating rinks, miniature golf courses and excursions to camps or parks.

4.	Public assembly exposure in excess of 5,000 except for schools and colleges.

5.	Gas or electric companies.

6.	Subaqueous operations.

7.	Mining and quarrying operations, if blasting is involved

8.	Demolition of buildings or structures in excess of three stories or 50 feet in height

9.	Shoring, underpinning or moving of buildings or structures.

10.	Manufacture, sale, rental, lease or repair of scaffolds. This exclusion shall not apply to incidental exposure on construction risks.

11.	Construction of bridges unless the span is less than 75 feet between pillars, and tunnels or dams.

12.	a. Manufacturers or importers of fireworks, fuses, or any substance, as defined and noted below, intended for use as an explosive.
b.	Loading of fireworks, fuses, or any explosive substance defined below into containers for use as explosive objects, propellant charges or detonation devices and the storage thereof.

c.	Manufacturers or importers of any product in which fireworks, fuses, or any explosive substance defined below is an ingredient.

d.	Handling, storage, transportation or use of fireworks, fuses, or any explosive substance defined below.
NOTE: An explosive substance is defined as any substance manufactured for the express purpose of exploding as differentiated from commodities used industrially and which are only incidentally explosive.
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13.	Manufacture, production, refining, storage, wholesale distribution or transportation of natural or artificial fuel gas, butane, propane or liquefied petroleum gases or gasoline, except when written as incidental coverage, as defined in the Profit Centers’ Underwriting Guidelines, or when operations are within a 500 mile radius. This exclusion is not to apply to the construction and maintenance of such exposures which shall include, but not be limited to, landscaping, road construction, excavation and water hauling, plumbing and electrical services.

14.	Onshore and offshore gas and oil drilling operations. This exclusion is not to apply to the construction and maintenance of such exposures which shall include, but not be limited to, landscaping, road construction, plumbing and electrical services.

15.	Ownership, maintenance, use or entrustment of any aircraft, owned, operated, rented or loaned including fueling, or any device or machine intended for and/or aiding in the achievement of atmospheric flight, projection or orbit, to the extent excluded in the original Policies and endorsements.

16.	Municipalities except for those with a population less than 100,000.
E.	THE FOLLOWING RISKS AS RESPECTS WORKERS COMPENSATION AND EMPLOYERS LIABILITY
1.	For all Profit Centers other than Liberty Northwest Profit center, operations under the jurisdiction of the U.S. Longshoremen’s and Harbor Workers’ Act, the Jones Act and the Maritime Employers Liability Act except when written as incidental coverages as defined in the Profit Centers’ Underwriting Guidelines

2.	For the Liberty Northwest Profit Center, operations under the jurisdiction of the Jones Act and the Maritime Employers Liability Act except when written as incidental coverages as defined in their Underwriting Guidelines.

3.	Operation of docks or wharves, other than small marinas or pleasure docks.

4.	The manufacturing, mining, refining, processing, distribution, installation, removal or encapsulment of asbestos.

5.	Risks involving known exposure to asbestos.

6.	All railway operations except sidetrack agreements.

7.	Amusement parks, carnivals or circuses, except county or country fairs, incidental family fun centers, ice or roller skating rinks, miniature golf courses and excursions to camps or parks.

8.	Subaqueous operations.

9.	Mining and quarrying operations, if blasting is involved

10.	Demolition of buildings or structures in excess of three stories or 50 feet in height.

11.	Shoring, underpinning or moving of buildings or structures.

12.	Manufacture, sale, rental, lease, erection or repair of scaffolds. This exclusion shall not apply to incidental exposure on construction risks.
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13.	Construction of bridges unless the span is less than 75 feet between pillars, and tunnels or dams.

14.	a. Manufacturers or importers of fireworks, fuses, or any substance, as defined and noted below, intended for use as an explosive.
b.	Loading of fireworks, fuses, or any explosive substance defined below into containers for use as explosive objects, propellant charges or detonation devices and the storage thereof.

c.	Manufacturers or importers of any product in which fireworks, fuses, or any explosive substance defined below is an ingredient.

d.	Handling, storage, transportation or use of fireworks, fuses, or any explosive substance defined below.
NOTE: An explosive substance is defined as any substance manufactured for the express purpose of exploding as differentiated from commodities used industrially and which are only incidentally explosive.
15.	Manufacture, production, refining, storage, wholesale distribution or transportation of natural or artificial fuel gas, butane, propane or liquefied petroleum gases or gasoline, except when written as incidental coverages as defined in the Profit Centers’ Underwriting Guidelines. This exclusion is not to apply to the construction and maintenance of such exposures which shall include, but not be limited to, landscaping, road construction, plumbing and electrical services.

16.	Onshore and offshore gas and oil drilling operations. This exclusion is not to apply to the construction and maintenance of such exposures which shall include, but not be limited to, landscaping, road construction, plumbing and electrical services.

17.	Ownership, maintenance or use or entrustment of any airport or aircraft, owned, operated, rented or loaned including fueling, or any device or machine intended for and/or aiding in the achievement of atmospheric flight, projection or orbit except as respects corporate owned aircraft up to six passengers.

18.	Municipalities, except for those with a population less than 100,000.
F.	THE FOLLOWING RISKS AS RESPECTS TERRORISM

Terrorism losses arising from Airports, Bridges, Government Buildings, Nuclear Facilities, Office Buildings over 25 stories, Security Services, Stadiums and Tunnels, Nuclear, Biological and Chemical exposures, Explosive Manufacturing risks, Fertilizer mixing plants, Railroads, Amusement/

Theme parks with greater than 5,000 person capacity, Distribution and manufacturing of weapons/munitions.

G.	The Company and the Subscribing Reinsurer have agreed on the Profit Centers’ Underwriting Guidelines, as respects Policies; covered under this Agreement. The Company shall advise the Subscribing Reinsurer of any change in such Underwriting Guidelines.

H.	In the event the Company or a Legal Entity is inadvertently bound on any risk which is excluded under this Agreement, the reinsurance provided under this Agreement shall apply to such risk until discovery by the Company within its Home Office of the existence of such risk and for 45 days
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thereafter or for the period required by statutes, and shall then cease unless within such period, the Company has received from the Subscribing Reinsurer written notice of its approval of such risk.
ARTICLE X — SPECIAL ACCEPTANCES
A.	Risks which are beyond the terms, conditions or limitations of this Contract submitted to each Subscribing Reinsurer identified on the attached Interests and Liabilities Agreement for special acceptance hereunder. Upon receipt of approval from all Subscribing Reinsurers, such acceptance shall bind each Subscribing Reinsurer for its respective share in the interests and liabilities of said risk
B.	When a risk is specially accepted, such risk shall be covered under the terms and conditions of this Contract, except as such terms shall be modified by such acceptance. Premiums and losses derived from any special acceptance shall be included with other data for rating purposes of this Contract. Once a risk has been accepted under the provisions of this Article, it will automatically be included at renewal unless there have been material changes to the risk, in which case the risk will be resubmitted.
ARTICLE XI — LOSS OCCURRENCE
The provisions under this Article are set forth in the following Parts I, II and III:
Part I — As respects Policies written on an occurrence basis:
The term “Loss Occurrence” shall mean any accident, disaster, casualty or happening or series of accidents, disasters, casualties or happenings arising out of or following the same cause or a series of similar causes. The term “Loss Occurrence” shall be held to include:
A.	As respects Products Bodily Injury and Products Property Damage Liability, injuries to all persons and all damage to property of others occurring during a Policy Period and proceeding from or traceable to the same cause or series of similar causes, shall be deemed to arise out of one Loss Occurrence, and the date of such Loss Occurrence shall be deemed to be the commencing date of the Policy Period. For the purpose of this provision, each annual period of a Policy which continues in force for more than one year shall be deemed to be a separate Policy Period.
B.	As respects Bodily Injury Liability (other than Automobile and Products), said term shall also be understood to mean, as regards each original assured, injuries to one or more than one person resulting from infection, contagion, poisoning, or contamination proceeding from or traceable to the same cause or series of similar causes.
C.	As respects Property Damage Liability (other than Automobile and Products), Loss Occurrence shall also, subject to provisions 1. and 2. below, be understood to mean loss or losses caused by a series of operations, events, or occurrences arising out of operations at one specific site and which cannot be attributed to any single one of such operations, events or occurrences, but rather to the cumulative effect of the same. In assessing each and every Loss Occurrence within the foregoing definition, it is understood and agreed that:
1.	The series of operations, events or occurrences shall not extend over a period longer than 12 consecutive months; and
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2.	The Company may elect the date on which the period of not exceeding 12 consecutive months shall be deemed to have commenced.
In the event that the series of operations, events or occurrences extend over a period longer than 12 consecutive months, then each consecutive period of 12 months, the first of which commences on the date elected under 2. above, shall form the basis of claim under this Contract.

D.	As respects those Policies which provide aggregate limits of liability, the total of all individual losses occurring during any one Policy year which proceed from or are traceable to the same cause or a series of similar causes.

E.	As respects an occupational or other disease or cumulative injury under Workers Compensation and Employers Liability, each case of an employee contracting any disease for which the Company or a Legal Entity may be liable shall be considered a separate and distinct occurrence and the date of each occurrence shall be deemed to be as follows:
1.	If the case is compensable under the Workers Compensation Law or any Occupational Disease Compensation Act, the date of the beginning of the disability for which compensation is payable;

2.	If the case is not compensable under the Workers Compensation Law or any Occupational Disease Compensation Act, the date of the disability due to said disease actually began;

3.	Where claim is made after employment has ceased, then the date of the cessation of employment shall be deemed to be the date of disability;

4.	Notwithstanding the foregoing, in the incidence of a sudden catastrophic event not exceeding 24 hours in duration including traumatic injury or death, all losses to all employers shall be deemed a Loss Occurrence.
Part II — As respects Policies written on a claims made basis:
A.	The term “Loss Occurrence” shall mean each claim or series of claims made to the Company or a Legal Entity, or the insured, during the term of this Contract arising out of or following the same cause or series of similar causes.
B.	As respects a Loss Occurrence involving one or more Policies written on a claims made basis, the date of Loss Occurrence for purposes of reinsurance, shall be considered the earliest date when notice of claims is first received and recorded by the Company or a Legal Entity or the insured, whichever comes first, and any related claims reported subsequent to such date shall be included in such loss. However, if notice of claims is first received and recorded by the Company or a Legal Entity or the insured during an Extended Reporting Period, the date of occurrence shall be deemed to be the last day of the policy period.
Part III — As respects loss occurrence and claims-made Policies involved in the same Loss Occurrence:
In the event a Loss Occurrence involving one or more Policies written on an occurrence basis and one or more Policies written on a claims-made basis, it is understood that the earliest date on which bodily injury or property damage occurs, and any related claims reported subsequent to such date shall be included in such loss whether they are covered under occurrence or claims-made Policies.
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ARTICLE XII — REINSURANCE PREMIUM
A.	The Company shall pay to the Subscribing Reinsurer a rate of .095% of the Subject Earned Premium for the Business Covered hereunder, as stated in Paragraph D. of Article I — Business Covered.

B.	The term “ Earned Premium” as used herein is equal to the sum of the Net Premiums Written on the business covered hereunder during the period under consideration, plus the unearned premium reserve as respects premiums in force at the beginning of such period, less the unearned premium reserve as respects premiums in force at the end of the period, said unearned premium is to be calculated on a monthly pro rata basis.

C.	The term “Net Premiums Written” shall mean gross premiums written less returns, allowances and reinsurances which inure to the benefit of the Subscribing Reinsurer.

D.	The term “Subject Earned Premium” shall mean the Earned Premium times the rates noted below.

ASLOB	Percentage
Homeowners	0%
Farmowners	0%
Commercial Multiple Peril (liability)	0%
Workers Compensation	100%
Other Liability, excluding Umbrella	0%
Products Liability	0%
Private Passenger & Commercial Auto Liability	0%
Private Passenger & Commercial Auto Physical Damage	0%
E.	Each claim reduces the amount of indemnity from the time the loss occurred by the sum paid. Any amount exhausted is reinstated form the time the Loss Occurrence begins. Reinstatement will be provided as follows: One at 25%, one at 50% and two at 100% of the original premium. The additional premium will be calculated pro rata of the annual premium, as to the fraction of the limit of liability reinstated and 100% as to the term.
ARTICLE XIII — REPORTS AND REMITTANCES
A.	The Company shall furnish the Subscribing Reinsurer with all necessary data respecting premiums and losses for as long as one of the parties hereto has a claim against the other arising from this Contract.

B.	Quarterly Deposit Premiums equal to 1/4 of the 100% of Annual Deposit Premium will be remitted on January 15, May 15, August 15 and November 15, according to the schedule below. The Company shall submit finalized accounts to the Subscribing Reinsurer on February 15, of the subsequent year, summarizing the actual subject earned premium for the previous Contract Year. The difference between the deposit premium and the actual subject earned premium will be settled to/from the Company within 15 days of February 15. However, in no event shall the annual adjusted premium be less than the Annual Minimum Premium for each layer, set forth below:

Annual	Annual	Quarterly
Minimum	Deposit	Deposit
$1,842,400	$2,303,000	$575,750
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C.	Payment by the Subscribing Reinsurer of its portion of Loss and Loss Adjustment Expenses paid by the Company or a Legal Entity shall be made by the Subscribing Reinsurer to the Company immediately upon reasonable evidence of the amount paid, being furnished by the Company.
ARTICLE XIV — LOSS ADJUSTMENT AND SETTLEMENT
The Company shall give notice, as soon as practicable, to the Subscribing Reinsurer of any claim that it has reason to believe could involve this Contract. The Company shall keep the Subscribing Reinsurer informed of significant developments likely to affect the cost of any claim or claims hereunder.
The Company or a Legal Entity may commence, continue, defend, settle, or withdraw from actions, suits, or prosecutions and, generally, do all such things relating to any claim or loss in which the Subscribing Reinsurer is interested as, in the Company’s or a Legal Entity’s judgment, may be beneficial or expedient to the Company and the Subscribing Reinsurer. The Company and the Legal Entities shall be the sole judge as to what claims are covered under their Policies. All of the Ultimate Net Loss (and Loss Occurrences), as well as all loss settlements made and judgments paid by the Company or a Legal Entity, provided they are within the terms and conditions of the original policies and within the terms and conditions of this Contract either under the strict conditions of the Policies or by way of compromise, shall be unconditionally binding upon the Subscribing Reinsurer, who agrees to pay all amounts for which they are liable immediately upon reasonable evidence of the amount due being furnished to the Subscribing Reinsurer by the Company. The true intent of this Contract is that the Subscribing Reinsurer shall, in every case to which this Contract applies, follow the settlements of the Company and the Legal Entities.
The Company shall advise the Subscribing Reinsurer of all claims which:
1.	Are reserved by the Company for an amount in excess of 50% of its retention.
ARTICLE XV — SALVAGE AND SUBROGATION
The Reinsurers shall be credited with their share of salvage and/or subrogation in respect of claims and settlements under this Contract, less their share of recovery expense. Unless the Company and the Reinsurers agree to waive such rights in the settlement of a disputed claim, or the Company and Reinsurers agree to the contrary, the Company and the Legal Entities shall enforce the right to salvage and/or subrogation and shall prosecute all claims arising out of such right. Should the Company or the Legal Entities refuse or neglect to enforce this right, the Reinsurers are hereby empowered and authorized to institute appropriate action in the name of the Company or the Legal Entities, as applicable.
Amounts recovered from salvage and/or subrogation shall always be used to reimburse the excess Reinsurers (and the Company, should it carry a portion of excess coverage net) in the reverse order of their participation in the loss before being used in any way to reimburse the Company or a Legal Entity for its primary loss. If the amount recovered exceeds the recovery expense, the recovery expense shall be borne by each party in proportion to its benefit from the recovery. If the recovery expense exceeds the amount recovered, the amount recovered (if any) shall be applied to the reimbursement of recovery expense and the remaining expense, as well as any originally incurred loss expense, shall be added to the Ultimate Net Loss. If no amount is recovered from salvage and/or subrogation, the expense incurred in attempting such recovery shall be deemed loss expense and shall be added to the Ultimate Net Loss.
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ARTICLE XVI — FEDERAL TERRORISM EXCESS RECOVERY CLAUSE
Any loss reimbursement the Company receives from the United States Government under the Terrorism Risk Insurance Act of 2002 (“TRIA”) as amended by the Terrorism Risk Insurance Extension Act of 2005 (“TRIEA”), as a result of Loss Occurrences commencing during the term of this Contract shall apply as follows:
Except as provided below, any loss reimbursement under TRIA/TRIEA shall inure solely to the benefit of the Company and shall be entirely disregarded in applying all of the provisions of this Contract.
If one or more Loss Occurrences commencing during the term of this Contract result(s) in reinsurance recoveries to the Company under this Contract and reimbursement under TRIA/TRIEA, and such amounts, together with any other reinsurance recoveries to the Company for said Loss Occurrence(s), exceed the total amount of “Insured Losses” to the Company, any amount in excess thereof shall be held by the Company. The Company shall then reimburse the Subscribing Reinsurer a portion of such excess recovery in an amount equal to the proportion that the Subscribing Reinsurer’s payment under this Contract bears to the total treaty reinsurance recoveries to the Company for Insured Losses for said Loss Occurrence(s). Provided, however, that in no event shall such reimbursement exceed the amount paid by the Subscribing Reinsurer to the Company under this Contract.
For purposes hereof, if a loss reimbursement received by the Company under TRIA/TRIEA is based on the Company’s Insured Losses in more than one Loss Occurrence and neither the Secretary of the Treasury nor his delegatee specifies the amount of loss allocable to each respective Loss Occurrence, the reimbursement shall be pro-rated in the proportion that the Company’s Insured Losses in each Loss Occurrence bears to the Company’s total Insured Losses resulting from all Loss Occurrences to which the reimbursement applies.
For purposes of this Article, “Insured Loss (es)” shall have the same meaning as set forth in definitions section 102(5) of TRIA.
ARTICLE XVII — ACCESS TO RECORDS
Except as otherwise provided in this Article, the Subscribing Reinsurer, or its duly authorized representative, may upon reasonable prior written notice to the Company, at the Subscribing Reinsurer’s own expense, examine at the offices of the Company or its affiliates, during normal office hours, the Company’s or the Legal Entities’ policy, accounting, underwriting, or claim records and files, or any such additional relevant records and files, as they exist in the Company’s or its affiliates’ possession or reasonable control, relating to business ceded under this Contract. The Subscribing Reinsurer’s notice shall reasonably describe the nature of the inspection that it wishes to conduct, the persons conducting the inspection and upon notice of available files from the Company, the files that it wishes to review. Subject to the limitations expressed in this Article, this right of inspection shall survive termination or expiration of this Contract and shall continue as long as either Party has any rights or obligations under this Contract.
The Company reserves the right to deny the Subscribing Reinsurer access to records or files concerning any particular claim(s) if the Subscribing Reinsurer has not disputed liability for payment of such claim(s), and payment of such claim(s) is more than ninety (90) days overdue according to the Company’s records. The Company shall, however, prior to an arbitration demand that may be instituted by either party, continue to respond to reasonable specific requests for information and questions raised by the Subscribing Reinsurer concerning such claims; and nothing in this Article shall restrict the right or ability of
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the Subscribing Reinsurer to seek discovery of relevant information in an arbitration proceeding pursuant to the Arbitration Article of this Contract.
As a condition precedent to access to records under this Article, the Subscribing Reinsurer, its personnel and any authorized third party representative of the Subscribing Reinsurer shall agree to the provisions of the Confidentiality Article of this Contract.
The Company reserves the right to withhold any documents from the Subscribing Reinsurer (a) concerning Trade Secrets of the Company or its affiliates, (b) subject to the terms of a third party non-disclosure agreement with the Company or its affiliates requiring third party consent to disclosure, (c) subject to the Work Product Privilege or Attorney-Client Privilege or (d) concerning individual private information that as a matter of law cannot be disclosed by the Company or its affiliates (hereinafter referred to in the Contract as “Privileged Documents”). The Company shall reasonably try to exempt the Subscribing Reinsurer from any third party non-disclosure agreement or obtain consent from the third party to disclose to the Subscribing Reinsurer.
Notwithstanding the foregoing, the Company shall permit and not object to the Subscribing Reinsurer’s access to Privileged Documents in connection with the underlying claim reinsured hereunder following final settlement or final adjudication of the case or cases involving such claim, with prejudice against all claimants, and all parties to such adjudications; provided that the Company, may defer release of such Privileged Documents if there are subrogation, contribution, or other third party actions with respect to that claim or case, which might jeopardize the Company’s or its affiliates’ defense by release of such Privileged Documents. In the event that the Company shall seek to defer release of such Privileged Documents, it will in consultation with the Subscribing Reinsurer take other steps as reasonably necessary to provide the Subscribing Reinsurer with the information it reasonably requires to indemnify the Company without causing a loss of such privileges. The Subscribing Reinsurer, however, shall not have access to Privileged Documents relating to any dispute between the Company and the Subscribing Reinsurer.
For purposes of this Article, “Trade Secrets” shall have the meaning provided in Section 1839 of the United States Economic Espionage Act of 1996. “Attorney-Client Privilege” shall mean communications of a confidential nature between a) the Company or its affiliates, or anyone retained or in the control of the Company or its affiliates, or their in-house or outside legal counsel, or anyone in the control of such legal counsel, and b) any in-house or outside legal counsel which relate to legal advice being sought by the Company or its affiliates and/or which contains legal advice being provided to the Company or its affiliates. “Work Product Privilege” shall mean communications, written materials and tangible things prepared by or for in-house or outside counsel, or prepared by or for the Company or its affiliates, in anticipation of or in connection with litigation, arbitration, or other dispute resolution proceedings.
ARTICLE XVIII — DIVIDENDS AND TAXES
In consideration of the terms of this Contract, the Company shall not claim any deduction in respect of any amount paid as dividends or as reinsurance premium when making tax returns, other than income or profits tax returns to any State or to the District of Columbia.
ARTICLE XIX — FEDERAL EXCISE TAX
This Article is applicable to any Subscribing Reinsurer who is domiciled outside of the United States of America, except for any Subscribing Reinsurer exempt from Federal Excise Tax. A Subscribing Reinsurer that claims exempt status from Federal Excise Tax shall provide to the Company, upon its request, proof
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that the exempt status adequately satisfies the demands of the U.S. Internal Revenue Agency and/or other applicable U.S. government authority.
Each Subscribing Reinsurer shall allow the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) for the purpose of paying Federal Excise Tax to the extent such premium is subject to such tax.
In the event of any return of premium, the Subscribing Reinsurer shall deduct the aforesaid percentage from the return premium payable hereon and the Company or its agent shall recover such tax from the United States Government.
ARTICLE XX — GOVERNING LAW
The validity and interpretation of this Contract shall be governed by and construed in accordance with the law of the State of New Hampshire.
ARTICLE XXI — CURRENCY
Whenever a reference to a monetary currency appears in this Contract, it shall be construed to mean United States Dollars (“USD”). However, in those cases where the Policies are issued by the Company using Canadian Dollars (“CAD”), it shall mean Canadian Dollars. All payments made by either party shall be made in United States Dollars except that payments made involving Policies issued using Canadian Dollars shall be made in Canadian Dollars. All amounts paid or received by the Company in any other currency shall be converted into United States Dollars at the rate of exchange on the date at which it is entered on the books of the Company.
ARTICLE XXII — OFFSET
Each party to this Contract together with their successors or assigns shall have and may exercise, at any time, the right to offset any balance(s) due the other under this Contract, provided however, that in the event of insolvency of a party hereto, offsets shall only be allowed in accordance with the provisions of the applicable law, statute, or regulation governing such offset.
ARTICLE XXIII — ERRORS AND OMISSIONS
Any inadvertent delay, omission, or error in complying with the terms and conditions of this Contract shall not be held to relieve either party hereto from any liability, which would attach to it hereunder if such delay, omission, or error had not been made, provided such delay, omission, or error is rectified upon discovery and provided no liability shall be imposed on either party greater than would have attached hereunder had such delay, error or omission not occurred.
ARTICLE XXIV — INSOLVENCY
(If more than one reinsured company is referenced within the definition of “Company” in the Preamble to this Contract, this Article shall apply severally to each such company. Further, this Article and the laws of the domiciliary state shall apply in the event of the insolvency of any company intended to be covered hereunder. In the event of a conflict between any provision of this Article and the laws of the domiciliary state of any company intended to be covered hereunder, that domiciliary state’s laws shall prevail.)
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In the event of the insolvency of the Company, reinsurance under this Contract shall be payable on demand, with reasonable provision for verification, on the basis of claims allowed against the insolvent Company by any court of competent jurisdiction or by any liquidator, receiver, conservator, or statutory successor of the Company having authority to allow such claims, without diminution because of such insolvency or because such liquidator, receiver, conservator, or statutory successor has failed to pay all or a portion of any claims. Such payments by the Subscribing Reinsurer shall be made directly to the Company or its liquidator, receiver, conservator, or statutory successor, except to the extent Section 4118(a) of the New York Insurance Law applies, or except (a) where the Contract specifically provides another payee of such reinsurance in the event of the insolvency of the Company, or (b) where the Subscribing Reinsurer with the consent of the direct insured or insureds has assumed such Policy obligations of the Company as direct obligations of the Subscribing Reinsurer to the payees under such Policies and in substitution for the obligations of the Company to such payees.
It is agreed, however, that the liquidator, receiver, conservator, or statutory successor of the insolvent Company shall give written notice to the Subscribing Reinsurer of the pendency of a claim against the insolvent Company on the Policy or Policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding and that during the pendency of such claim the Subscribing Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Company or its liquidator, receiver, conservator, or statutory successor. The expense thus incurred by the Subscribing Reinsurer shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit, which may accrue to the Company solely as a result of the defense undertaken by the Subscribing Reinsurer.
Where two or more Reinsurers are involved in the same claim and a majority in interest elects to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the insolvent Company.
With respect to California Workers Compensation loss (es), it is agreed that in the event of any delinquency proceeding, receivership, or insolvency of the Company and/or the failure of the Subscribing Reinsurer, for any reason, to make payments under this Contract, the Insurance Commissioner of California may, upon 30-days notice, draw upon any sums from the deposit made by the Subscribing Reinsurer in accordance with the provisions of sections 11691 — 11703 of the California Insurance Code.
ARTICLE XXV — MEDIATION
In the event of any dispute or difference of opinion arising out of or relating to this Contract, including but not limited to the formation, interpretation, performance or breach of this Contract, whether such dispute arises before or after the expiration of this Contract, the Company and the Subscribing Reinsurer may mutually agree in writing that, prior to or at any time during an arbitration proceeding, they will submit such dispute or difference of opinion to non-binding mediation which will be held at a location mutually agreed by the parties. The parties agree that any non-binding mediation conducted during any stage of an arbitration process shall be conducted concurrently with such arbitration process, and that the arbitration process or proceedings shall not be stayed unless both the Company and the Subscribing Reinsurer otherwise agree.
Each party shall submit a list of not more than four (4) potential mediators to the other party within the fourteen (14) days of reaching such mutual agreement. The two parties shall then agree on the appointment on one (1) mediator from the combined lists within seven (7) days. The mediator shall be a neutral, impartial third party, without past employment or directorial relationships with the parties to the
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mediation. Such mediator shall make full disclosure of all past partisan relationships with either the Company or Subscribing Reinsurer to the parties within seven (7) days of his or her notification that he or she has been selected as a Mediator.
If the Company and the Subscribing Reinsurer cannot agree on a mediator within twenty-one (21) days from the date of a mutual agreement to mediate, then arbitration proceedings may commence in accordance with the Arbitration Article.
The mediator will schedule an initial mediation session within thirty (30) days of his or her appointment and will be responsible for the formulation of an agenda to be distributed to the parties involved in the mediation not less than five (5) days before the mediation commences.
The mediator will not have the power of enforcement of any agreement between the parties nor will the mediator have any right to assess any damages, including punitive damages, to either party participating in the mediation.
If, in the opinion of the mediator, the parties cannot resolve the dispute or difference of opinion, arbitration proceedings may commence in accordance with the Arbitration Article. In any event, the mediation shall conclude within sixty (60) days of its referral to the mediator. Should the mediation not be resolved in sixty (60) days, then arbitration proceedings may commence in accordance with the Arbitration Article.
Each party shall bear the expense of its own representatives and shall jointly and equally bear with the other party the expenses of the mediator and the place of mediation.
ARTICLE XXVI — ARBITRATION
A.	Disputes to be Arbitrated. As a condition precedent to any right of legal action hereunder disputes to be Arbitrated, with the exception of any dispute resolution procedures that are otherwise contained in this Contract, any and all disputes between the Company and any Subscribing Reinsurer or Reinsurers (“Party” individually or “Parties” collectively) arising out of, relating to, or concerning this Contract, whether sounding in contract or tort and whether arising during or after this Contract’s formation, or its termination, including disputes as to whether the Contract was validly formed or is voidable, shall be submitted to the decision of an arbitration panel (“Panel”). The Panel shall consist of an umpire and two party-appointed arbitrators unless a Party meets the requirements of Paragraph C of this Article and demands arbitration pursuant thereto, in which case the Panel would consist of an umpire only.

B.	Procedures. Except as provided herein, any arbitration shall be based upon the Procedures for the resolution of U.S. Insurance and Reinsurance Disputes, Regular Panel Version, dated April 2004 (the “Procedures”), developed by the Insurance and Reinsurance Dispute Resolution Task Force, subject to the following modifications:
1.	Qualifications of the arbitrators and umpires shall be in accordance with Alternative section 6.2 of the Procedures.

2.	The Parties hereby designate the umpire list maintained by ARIAS (U.S.) as the list to be used in the event that section 6.7(a) of the Procedures is invoked.

3.	Unless otherwise mutually agreed, the members of the Panel shall be impartial and disinterested. The members of the Panel may not be: (1) in the control of any Party or its parent, affiliate, or agent, (2) a former director or officer of any Party or its parent, affiliate,
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or agent, or (3) a likely witness in the arbitration. The requirement of impartiality means that all members of the Panel shall have the same obligation to approach the Panel’s duties and decisions with fairness and without consideration for the fact that Panel members may have been appointed by one of the Parties. The requirement of impartiality does not mean that any arbitrator can have no previous knowledge of or experience with respect to issues involved in the dispute or disputes.

4.	The first sentence of Section 10.4 of the Procedures shall be replaced by the following sentence: “The Panel shall require that each Party submit concise written statements of position, including summaries of the facts and evidence a Party intends to present, discussion of the applicable law and the basis for the requested Award or denial of relief sought.”

5.	Once the Panel has been constituted, no Party (or anyone acting for a Party) shall have any communications concerning the arbitration or any of the issues before the Panel with any member of the Panel that is not also disclosed to all other Parties and all members of the Panel. Each Panel member shall have a continuing duty to disclose promptly to all Parties and all Panel members any violation of this prohibition and the specifics of any improper communications that occurred. This prohibition shall remain in place until all challenges to any arbitration awards and decisions have been either waived or finally concluded.

6.	Section 11.1 of the Procedures shall be replaced by the following provision: “The Parties may propound discovery seeking disclosure of such information and/or documents relevant to the dispute or necessary for the proper resolution of the dispute.”

7.	Position statements may be amended at any reasonable time, but not later than the close of discovery without a showing to the Panel that the amending Party could not reasonably have raised the new claim or issue at an earlier time.

8.	The Panel shall hold an evidentiary hearing, if one is necessary, within one year of the arbitration demand, unless the Parties otherwise agree. Should a Party seek a reasonable extension to this time frame for good cause shown, the other Party’s agreement shall not be unreasonably withheld.

9.	To the extent permitted by the law, the Panel shall have the authority to issue subpoenas and other orders to enforce its decisions.

10.	The Panel may award reasonable attorneys’ fees and arbitration costs to the prevailing Party, as determined by the Panel.

11.	Section 14.3 of the Procedures shall be replaced by the following provision: “The Panel shall make a decision and issue an award with regard to the terms expressed in this Contract, and the custom and practice of the property and casualty insurance and reinsurance business, The Panel shall not be obligated to follow the strict rules of law and evidence.”
C.	Alternative Streamlined Procedures. Notwithstanding the foregoing provisions of this Article, the Alternative Streamlined Procedures set forth in section 16 of the Procedures, as modified by sections B3, B4, and B9 through B11 of this Article, shall apply in the event that, in a consolidated proceeding or otherwise, the Party initiating arbitration is seeking payment of a total amount that is
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no greater than one million dollars ($1,000,000), or the currency equivalent thereof. Sections 16.1, 16.2, 16.3 and the second sentence of section 16.4 of the Alternative Streamlined Procedures shall not apply. The Parties agree to comply with section 6.7 of the Procedures to appoint a single umpire, and hereby designate the umpire list maintained by ARIAS (U.S.) as the list to be used in section 6.7(a).

D.	Hearing Location. The hearing shall be held in Boston, Massachusetts, unless the Parties mutually agree to a different location.

E.	Confirmation. Either Party may apply to a court of competent jurisdiction for an order confirming any award of the Panel; a judgment of that court shall thereupon be entered on any award. If such an order is issued, the Party against whom confirmation is sought shall pay the attorneys’ fees incurred of the Party who applied for the confirmation order and all court costs of any such proceeding.

F.	Equitable Relief from a Court of Law. Nothing herein shall be construed to prevent any participating Party from applying to a court of competent jurisdiction to issue a restraining order or other equitable relief to maintain the “status quo” of the Parties participating in the arbitration pending the decision and award by the Panel.

G.	Consolidated Proceedings.
1.	Same contract, single Subscribing Reinsurer. Both the Company and any single Subscribing Reinsurer on this Contract have the right to combine any and all disputes between them that concern this Contract (including any renewal of this Contract or any contract for which this Contract is a renewal) into a single arbitration proceeding before a single Panel, except that the standard for determining whether a Party may add a new issue, claim, or dispute to an arbitration proceeding shall be the standard for amending a Position statement, as set forth in Paragraph B7 of this Article.

2.	Multiple contracts, single Subscribing Reinsurer. The Company has the right to combine any and all disputes between the Company and a single Subscribing Reinsurer into a single arbitration proceeding before a single Panel where such disputes involve this Contract and any additional contracts between the two Parties, except that the standard for determining whether a Party may add a new issue, claim, or dispute to an arbitration proceeding shall be the standard for amending a Position statement, as set forth in Paragraph B7 of this Article.

3.	Same contract, multiple Reinsurers. At the Company’s option, if more than one Subscribing Reinsurer is involved in arbitration relating to this Contract, where there are common questions of law or fact and a possibility of conflicting awards or inconsistent results, all such Reinsurers shall constitute and act as one Party for purposes of this Article and communications shall be made by the Company to each of the Reinsurers constituting the one Party; provided, however, that the Reinsurers shall have the right to assert several, rather than joint defenses or claims, and to be represented by separate counsel. This provision shall not change the liability of each of the Reinsurers under the terms of this Contract from several to joint.
H.	Choice of Law. The law set forth in the Governing Law Article shall apply to this Arbitration Article. In addition, to the extent the Panel (or the umpire in an Alternative Streamlined Procedure) looks to applicable law, such Panel or umpire shall apply the law as set forth in the Governing Law Article of this Contract.
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I.	Option to Litigate. Notwithstanding the foregoing provisions of this Article, to the extent that the Company has demanded payment of a total amount of at least twenty million dollars ($20,000,000) or the currency equivalent thereof from any Subscribing Reinsurer or from the Reinsurers, the Company reserves the right to initiate litigation to resolve any disputes arising from such demand.

J.	Survival of Article. This Article shall survive the termination or expiration of this Contract.
ARTICLE XXVII — SPECIAL CONDITIONS
This Article applies only in the event that:
A.	A State Insurance Department or other legal authority orders the Subscribing Reinsurer to cease writing business or has imposed upon it any other restrictions on or conditions relating to the Subscribing Reinsurer’s license or conduct of business in any jurisdiction; or

B.	The Subscribing Reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary), or there have been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

C.	The Subscribing Reinsurer’s policyholders’ surplus has been reduced by 25% of the amount of surplus at the inception of this Contract; or

D.	The Subscribing Reinsurer has become merged with, acquired, or controlled by any company, corporation, or individual(s) not controlling the Subscribing Reinsurer’s operations at the inception of this Contract; or

E.	The Subscribing Reinsurer’s A.M. Best Rating has been assigned or downgraded below A- or Standard and Poor’s Rating has been assigned or downgraded below A-; or

F.	The Subscribing Reinsurer fails to maintain its surplus at a level of at least 200% of the Subscribing Reinsurer’s Risk-Based Capital; or

G.	The Subscribing Reinsurer announces intentions to cease underwriting operations; or

H.	The Subscribing Reinsurer voluntarily ceases underwriting operations; or

I.	The Subscribing Reinsurer has reinsured its entire liability under this Contract, or has entered into a novation extinguishing its entire liability under this Contract without the Company’s prior written consent.
If one or more of the above-stated circumstances occur, the Company shall provide the Subscribing Reinsurer with a written statement of the Subscribing Reinsurer’s share of all paid recoverables, case reserves, loss adjustment expenses, incurred but not reported losses, reserves for unearned premium, and ceding commissions due under this Contract (collectively “Obligations”). Within fifteen (15) days of the Subscribing Reinsurer’s receipt of such statement, the Subscribing Reinsurer agrees to fund all Obligations by clean, irrevocable, and unconditional Letters of Credit payable exclusively to the Company and issued by a bank acceptable to the Company. At the Company’s request, the Subscribing Reinsurer shall agree to provide separate Letters of Credit for any distinct legal entities within the Company covered
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under this Contract. Such Letters of Credit shall be issued for a period of not less than one year, and shall be automatically extended for one year from their dates of expiration or any future expiration dates, unless sixty (60) days prior to any expiration date the issuing bank shall notify the Company by certified mail that the issuing bank elects not to extend any Letter of Credit for any additional period.
The Subscribing Reinsurer and Company agree that the Letters of Credit provided by the Subscribing Reinsurer, pursuant to the provisions of this Contract, may be drawn upon at any time, notwithstanding any other provision of this Contract, and be utilized by the Company or any successor, by operation of law, of the Company, including without limitation, any liquidator, rehabilitator, receiver, or conservator of the Company, without diminution because of the insolvency of the Company or the Subscribing Reinsurer for one or more of the following purposes:
A.	To pay or reimburse the Company for:
1.	The Subscribing Reinsurer’s share under this Contract of premiums returned, but not yet recovered from the Subscribing Reinsurer, to the owners of Policies reinsured under this Contract due to cancellations of such Policies; and

2.	The Subscribing Reinsurer’s share, under this Contract, of surrenders and benefits or liabilities paid by the Company, but not yet recovered from the Subscribing Reinsurer, under the terms and provisions of the Policies reinsured under this Contract; and

3.	Any other amounts necessary to secure the credit or reduction from liability for reinsurance taken by the Company.
B.	Where the Letters of Credit will expire without renewal or be reduced or replaced by Letters of Credit for a reduced amount and where the Subscribing Reinsurer’s entire obligations under this Contract remain unliquidated and undischarged ten (10) days prior to the termination date, to withdraw amounts equal to the Subscribing Reinsurer’s share of the liabilities, to the extent that the liabilities have not yet been funded by the Subscribing Reinsurer and exceed the amount of any reduced or replacement Letters of Credit, and deposit those amounts in a separate account in the name of the Company in a qualified U.S. financial institution apart from its general assets, in trust for such uses and purposes as specified above as may remain after withdrawal and for any period after the termination date.
At annual intervals, or at the Company’s option, on a quarterly basis, the Company shall prepare an adjusted statement of the Subscribing Reinsurer’s Obligations, for the sole purpose of amending the Letters of Credit, in the following manner:
A.	If the statement shows that the Subscribing Reinsurer’s Obligations exceed the balance of credit as of the statement date, the Subscribing Reinsurer shall, within fifteen (15) days after receipt of notice of such excess, secure delivery to the Company of an amendment to the Letters of Credit increasing the amount of credit by the amount of such difference.

B.	If, however, the statement shows that the Subscribing Reinsurer’s Obligations are less than the balance of credit as of the statement date, the Company shall, within fifteen (15) days after receipt of written request from the Subscribing Reinsurer, release such excess credit by agreeing to secure an amendment to the Letters of Credit reducing the amount of credit available by the amount of such excess credit.
If the Subscribing Reinsurer fails to fund such Obligations by Letters of Credit as described above, the Company may terminate this Contract at any time by the giving of thirty (30) days prior written notice to the Subscribing Reinsurer.
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The coverage afforded by this Contract shall cease as of the date of termination and the Subscribing Reinsurer shall return the unearned premium, if any. If coverage hereunder terminates while a claim covered by this Contract is in progress, the Subscribing Reinsurer shall be liable subject to all other conditions hereof for its proportion of the entire claim, provided that the event giving rise to the claim started before such termination.
ARTICLE XXVIII — COMMUTATION
Eighty-four months after the expiration of this Contract, the Company and any Subscribing Reinsurer may agree to commute any and/or all claims, both reported and unreported for the Contract Year and not finally settled which are likely to result in a claim under this Contract. In that case, the Company and the Subscribing Reinsurer shall attempt to reach settlement by mutual agreement. The Worker’s Compensation commutation value shall be calculated in accordance with the following criteria:
A.	Mortality assumptions shall be calculated from the latest available United States Census tables as follows:

Survivor Benefits — Total female or male, whichever applies;

Disability Benefits — Total population.

The mortality assumptions should reflect:
1.	The mortality improvement since the most recent U.S. Census tables,

2.	The life impairment of the injured worker (using the expectation from the Society of Actuaries’ Study.)
B.	Remarriage expectations shall be in accordance with the assumptions used in the National Council on Compensation Insurance in its statistical tables, adjusted for the gender of the survivor.

C.	For all future medical costs, projected cash payments shall be based upon the Company’s evaluation of long term medical care and rehabilitation requirements, using the average annual Medical Consumer Price Index (CPI) escalation rate of the past 20 years using the most recently published tables, going back 20 years.

D.	For all future indemnity costs, projected cash payments shall be calculated based upon the average historical actual cost of living adjustment (COLA) over the past 10 — 20 years, however many years available up to 20 years, up through the most recent published data which is available from the State/Federal governing body over Workers Compensation whichever may apply.

E.	The annual interest discount percentage shall be the yield of a Treasury Bill maturing 10 years from the commutation date.

F.	The commutation value shall be the amount of cash payments made and/or that the parties estimate shall be made above the attachment point of this Contract pursuant to A. through E. of this Article, subject to the per occurrence limits on an undiscounted basis. The amount of cash payments made and/or estimated shall then be discounted by applying the percentage as defined in item E above to the expected loss payout pattern above the attachment point.
If agreement as outlined above cannot be reached, the effort can be postponed or abandoned. Alternately, if mutually agreed, the Company and the Subscribing Reinsurer may mutually agree to appoint
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an actuary or appraiser to investigate, determine and capitalize such claims or claims. If both parties agree with the determination of the actuary or appraiser, the Subscribing Reinsurer shall pay its proportion of the amount so determined to be the capitalized value of such claim or claims.
If the parties, as outlined in the paragraphs above, fail to agree, they may abandon the effort or they may agree to settle any difference using a panel of three actuaries, one to be chosen by each party and the third by the two so chosen. If either party refuses or neglects to appoint an actuary within 30 days, the other party may appoint two actuaries. If the two actuaries fail to agree on the selection of a third actuary within 30 days of their appointment, each of them shall name two, of whom the other shall decline one and the decision shall be made by drawing lots. All the actuaries shall be regularly engaged in the valuation of Workers Compensation claims and shall be Fellows of the Casualty Actuarial Society or of the American Academy of Actuaries. None of the actuaries shall be under the control of either party to this Contract.
Each party shall submit its case to its actuary within 30 days of the appointment of the third actuary. The decision in writing of any two actuaries, when filed with the parties hereto, shall be final and binding on both parties. The expense of the actuaries and of the commutation shall be equally divided between the two parties. Said commutation shall take place in Boston, Massachusetts, unless some other place is mutually agreed upon by the Company and the Subscribing Reinsurer.
By mutual agreement the Company or Subscribing Reinsurer shall have the option not to commute any single loss, should the claimant not be medically stable (no Life Care Plan performed) or should the claimant be subject to ongoing structured settlement negotiations. Under such circumstances, the Subscribing Reinsurer shall continue to carry an appropriate reserve on its books and/or pay any loss and/or expense recoverable under this Contract until such time as an agreement to commute is reached or until the claim is paid and settled.
ARTICLE XXIX — THIRD PARTIES
This Contract shall not be deemed to give any right or remedy to any third party whatsoever unless said right or remedy is specifically granted to such third party by the terms of this Contract.
ARTICLE XXX — UNAUTHORIZED REINSURANCE
(Applies only to a Subscribing Reinsurer who at the inception of the Contract or at any time thereafter does not qualify for full credit with any insurance regulatory authority having jurisdiction over the Company’s reserves.)
As regards Policies or bonds issued coming within the scope of this Contract, the Company agrees that when it shall file with the insurance regulatory authority or set up on its books reserves for unearned premium and losses covered hereunder which it shall be required by law to set up, it will forward to the Subscribing Reinsurer a statement showing the proportion of such reserves which is applicable to the Subscribing Reinsurer. The Subscribing Reinsurer hereby agrees to fund such reserves in respect of unearned premium, known outstanding losses that have been reported to the Subscribing Reinsurer and allocated loss adjustment expense relating thereto, losses and allocated loss adjustment expense paid by the Company or the Legal Entities but not recovered from the Subscribing Reinsurer, plus reserves for losses incurred but not reported as determined by the Company, as shown in the statement prepared by the Company (hereinafter referred to as “ Subscribing Reinsurer Obligations”) by Letters of Credit unless the method of funding is determined by applicable law, statute, or regulation.
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The Subscribing Reinsurer agrees to apply for and secure timely delivery to the Company of clean, irrevocable, and unconditional Letters of Credit issued by a bank that is a qualified U.S. financial institution and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves in an amount equal to the Subscribing Reinsurer’s proportion of said reserves. At the Company’s request, the Subscribing Reinsurer will agree to provide separate Letters of Credit for any Legal Entities and the Company covered under this Contract. Such Letters of Credit shall be issued for a period of not less than one year, and shall be automatically extended for one year from their date of expiration or any future expiration date unless 60 days prior to any expiration date the issuing bank shall notify the Company by certified mail that the issuing bank elects not to consider the Letters of Credit extended for any additional period.
The Subscribing Reinsurer and Company agree that the Letters of Credit provided by the Subscribing Reinsurer pursuant to the provisions of this Contract may be drawn upon at any time, notwithstanding any other provision of this Contract, and be utilized by the Company or any successor, by operation of law, of the Company, including without limitation, any liquidator, rehabilitator, receiver, or conservator of the Company, without diminution because of the insolvency of the Company or the Subscribing Reinsurer for one or more of the following purposes:
A.	To reimburse the Company for the Subscribing Reinsurer’s share of premiums returned to the owners of Policies reinsured under this Contract because of cancellations of the Policies;

B.	To reimburse the Company for the Subscribing Reinsurer’s share of surrenders and benefits or losses paid by the Company under provisions of the Policies reinsured under this Contract;

C.	To fund an account with the Company in an amount, at least, equal to the deduction for reinsurance ceded from the Company liabilities for Policies ceded under this Contract. The account shall include, but not be limited to, amounts for Policy reserves, claims and losses incurred (including losses incurred but not reported), loss adjustment expenses, and unearned premium reserves; and

D.	To pay any other amounts the Company claims are due under this Contract.
The issuing bank, shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.
At annual intervals, or at the Company’s option, on a quarterly basis, the Company shall prepare a specific statement of the Subscribing Reinsurer’s Obligations, for the sole purpose of amending the Letters of Credit, in the following manner:
A.	If the statement shows that the Subscribing Reinsurer’s Obligations exceed the balance of credit as of the statement date, the Subscribing Reinsurer shall, within 30 days after receipt of notice of such excess, secure delivery to the Company of an amendment to the Letters of Credit increasing the amount of credit by the amount of such difference.

B.	If, however, the statement shows that the Subscribing Reinsurer’s Obligations are less than the balance of credit as of the statement date, the Company shall, within 30 days after receipt of written request from the Subscribing Reinsurer, release such excess credit by agreeing to secure an amendment to the Letters of Credit reducing the amount of credit available by the amount of such excess credit.
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Any and all disputes between the Company and any Subscribing Reinsurer or Reinsurers (“Party”, individually, or “Parties”, collectively) arising out of, relating to, or concerning this Article shall be resolved pursuant to the ARIAS-U.S. Newer Arbitrator Program. Unless the Parties otherwise agree, the ARIAS Newer Arbitrator Program expedited proceeding with a single Newer Arbitrator shall be used to resolve any such disputes.
ARTICLE XXXI — SERVICE OF SUIT
(This article applies to unauthorized Reinsurers and to Reinsurers who are domiciled outside the United States of America.)
This Service of Suit Article will not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in the Arbitration Article. This Article is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to the Arbitration Article for resolving disputes arising out of this Contract.
In the event of the failure of the Subscribing Reinsurer to honor an Arbitration award the Subscribing Reinsurer, at the request of the Company, will submit to the jurisdiction of a Court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Subscribing Reinsurer’s right to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another Court as permitted by the laws of the United States or of any state in the United States. The Subscribing Reinsurer, once the appropriate Court is selected, whether such court is the one originally chosen by the Company and accepted by the Subscribing Reinsurer or is determined by removal, transfer, or otherwise, as provided for above, will comply with all requirements necessary to give said Court jurisdiction and, in any suit instituted against any of them upon this Contract, will abide by the final decision of such Court or of any Appellate Court in the event of an appeal.
Service of process in such suit may be made upon: Mendes & Mount, LLP, 750 Seventh Avenue, New York, NY 10019-6829.)
The above-named are authorized and directed to accept service of process on behalf of the Subscribing Reinsurer in any such suit. Further, pursuant to any statute of any state, territory, or district of the United States that makes provision therefore, the Subscribing Reinsurer hereby designates the Superintendent, Commissioner, or Director of Insurance, or other officer specified for that purpose in the statute, or their successor(s) in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit, or proceedings instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract, and hereby designate the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.
ARTICLE XXXII — CONFIDENTIALITY CLAUSE
Confidential Information. The submission materials, and any policy, financial, underwriting, accounting, and claims information, data statements, representations, and other materials provided by the Company and received by the Subscribing Reinsurer in the course of an audit, inspection, or otherwise, represent confidential or proprietary information (“Confidential Information”). This Confidential Information is intended for the sole use of the Subscribing Reinsurer (and its retrocessionaires, respective auditors, accountants, and legal counsel) as may be necessary in analyzing and/or accepting a participation in and/or executing its responsibilities under or related to this Contract. Subscribing Reinsurer acknowledges and agrees that with respect to any review of Confidential Information by Subscribing Reinsurer, and/or discussion of Confidential Information, Company does not waive and does not intend to waive any available privilege or protection. The review of Confidential Information by Subscribing
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Reinsurer and/or discussion of Confidential Information with Company shall not destroy, waive, or otherwise impair the proprietary and/or protected status of any Confidential Information or any information revealed in such discussion with Company personnel, whether reviewed by and/or discussed with Subscribing Reinsurer intentionally or inadvertently, nor does the review of the Confidential Information and/or discussion of Confidential Information with Company constitute an estoppel or waiver of Company’s rights to assert the attorney-client or work-product privileges, or any other applicable privilege or protection, over certain documents contained in the Company files and/or certain information.
The Company and Subscribing Reinsurer agree that no confidentiality obligations will apply to Confidential Information to the extent such Confidential Information: (1) is or becomes available to the public, other than as a result of impermissible disclosure by the Subscribing Reinsurer, (2) was or became available lawfully to Subscribing Reinsurer from a source, other than Company, its affiliates or their personnel, that is not subject to a confidentiality obligation, (3) was developed independently by Subscribing Reinsurer prior to disclosure by Company, its affiliates or their personnel, as demonstrated by Subscribing Reinsurer’s records, or (4) is required to be disclosed by law, regulation, court, or regulatory agency action.
Subscribing Reinsurer agrees to preserve all confidentiality and privilege pertaining to all Confidential Information provided by Company and all knowledge and information gained through its review of Confidential Information or discussions with Company personnel. Subscribing Reinsurer further agrees not to disclose any such Confidential Information to any other person or entity except as such disclosure may be necessary to its retrocessionaires, accountants, attorneys, auditors, actuaries or third party catastrophe modelers or as otherwise required by law. Subscribing Reinsurer agrees that no Confidential Information is to be copied and/or removed from Company’s premises without the express permission of Company.
Non-Public Personally Identifiable Information. Additionally, any disclosure of non-public personally identifiable information shall comply with all state and federal statutes and regulations governing the disclosure of non-public personally identifiable information. “Non-public personally identifiable information” is financial or medical information of or concerning a private person which either has been obtained from sources which are not available to the general public or obtained from the person who is the subject and which information is included in data files exchanged by the parties hereto. For the purposes hereof, the terms shall include data elements such as names and addresses of individuals. Disclosing or using this information for any purpose beyond the scope of this Contract, or beyond the exceptions set forth above, is expressly forbidden without the prior consent of the Company.
Third-Party Demand. Should Subscribing Reinsurer receive a third-party demand pursuant to subpoena, summons, or court or governmental order, to disclose Confidential Information (including Non-public personally identifiable information) that has been provided by the Company, the Subscribing Reinsurer shall make commercially reasonable efforts to notify the Company promptly upon receipt of the demand and prior to disclosure of the Confidential Information and provide the Company a reasonable opportunity to object to the disclosure. If the Company timely objects to the release of the Confidential Information, the Subscribing Reinsurer will comply with the reasonable requests of the Company in connection with the Company’s efforts to resist release of the Confidential Information. The Company shall bear the cost of resisting the release of the Confidential Information.
Survival. The parties agree that the obligations contained in this Article shall survive the expiration or termination of this Contract.
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ARTICLE XXXIII — AMENDMENTS
This Contract may be amended by mutual consent of the parties expressed in an addendum; and such addendum, when executed by both parties, shall be deemed to be an integral part of this Contract and binding on the parties hereto.
ARTICLE XXXIV — SEVERABILITY
If any provision of this Contract shall be rendered illegal or unenforceable by the laws, regulations, or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.
ARTICLE XXXV — INTEREST PENALTY
The interest amounts provided for in this Article shall apply to the Subscribing Reinsurer or to the Company in the following circumstances:
A.	If a loss payment owed by the Subscribing Reinsurer to the Company is not received within 45 calendar days following the date of presentation to the Subscribing Reinsurer of information necessary to approve payment of the claim, and/or

B.	If any premium payment owed by the Company to the Subscribing Reinsurer is not received within 45 calendar days following the date on which payment is due, and/or

C.	If any premium adjustment, agreed by either Party to the other, is not received within 150 calendar days following the expiry or anniversary of this Contract, and/or

D.	If any return of premiums, commissions, profit sharing, or any amounts not provided in paragraphs A, B, and C above, are not received in accordance with the date specified in this Contract or if no date is specified, within 90 calendar days following the date the debtor Party received the billing.
Failure by the Subscribing Reinsurer or Company to comply with their respective payment obligations within the time periods as herein provided shall, as of that date, be subject to an interest payment computed by multiplying the amount due by a variable rate consisting of the U.S. Prime Rate as published in the Eastern Edition of The Wall Street Journal on the first day of the calendar month in which the amount became past due, plus 2%. The variable rate shall be adjusted monthly thereafter to equal the U.S. Prime Rate as published in the Eastern Edition of The Wall Street Journal on the first day of each successive month during which the amount due remains unpaid, plus 2%. The product shall then be multiplied by 1/365 for each day after the due date that the amount due and the interest amount remain unpaid. Any interest that occurs pursuant to this Article shall be calculated by the Party to which it is owed.
The validity of any claim or payment may be contested under the provisions of this Contract. If the debtor Party prevails in an arbitration or any other proceeding with respect to the amounts in dispute, there shall be no interest penalty due. If the creditor Party wholly or partially prevails on any of the amounts in dispute, the interest penalty shall be awarded as outlined above. Such interest penalty shall be calculated from the date the monies were due and owing to the date of resolution of the arbitration or proceeding, and shall be payable as of the date of resolution of the arbitration or proceeding.
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If a Subscribing Reinsurer advances the entire or partial payment of any claim it is contesting, and wholly or partially prevails in the contest, the Company shall promptly return the applicable amount of such payment. The arbitrator(s) hearing such dispute shall determine if interest shall be added to the amount returned by the Company.
Any interest owing pursuant to this Article may be waived by the Party to which it is owed. Further, any interest calculated pursuant to this Article that is $1,000 or less shall be waived. Any waiver of any interest pursuant to this paragraph, however, shall not affect the waiving Party’s right to claim and/or pursue interest for any other failure by the other Party to make payment when due under this Article.
ARTICLE XXXVI — ASSIGNMENT
This Contract shall be binding upon and inure to the benefit of the Company and the Subscribing Reinsurer and their respective successors and assigns provided, however, that this Contract may not be assigned by either the Company or the Subscribing Reinsurer without the prior written consent of the other. In the event of any assignment, the assignor shall remain liable.
ARTICLE XXXVII — ENTIRE AGREEMENT
This Contract shall constitute the entire agreement between the Company and the Subscribing Reinsurer with respect to the subject matter of this Contract and shall supersede all prior understandings, negotiations and discussions, whether oral or written, by or between the Company and the Subscribing Reinsurer relating to the subject matter hereof. There are no general or specific warranties, representations or other agreements by or among the Company and the Subscribing Reinsurer in connection with entering into this Contract except as specifically set forth in this Contract. Notwithstanding the foregoing, this contract may be amended or modified only by a writing signed by both the Company and the Subscribing Reinsurer.
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Appendix A
Definition of Profit Centers:
For purposes of Article I or any Articles, wherever the word Profit Centers is used, the Profit Centers are defined to include the following Profit Centers of Liberty Mutual Agency Market (LMAM).

Business Produced
By Agents Resident
Profit Center	Legal Entities Used By Profit Center	in the Following State
America First Insurance:	America First Insurance Co.	AK, LA, OK, TX
	America First Lloyd’s Insurance Co.	AK, LA, OK, TX
	Peerless Insurance Co.	AK, LA, OK, TX

	Liberty County Mutual Insurance Co.	For business classified as LMAM and produced by this Profit Center only

	Wausau/Business Solutions Group*	(Multi-State Business **)
	Peerless Indemnity Insurance Co.	(Multi-State Business **)
	The Netherlands Insurance Co.	(Multi-State Business **)

Colorado Casualty:	Colorado Casualty Insurance Co.	AZ, CO, NM, NV, WY, UT
	Golden Eagle Insurance Corp.	AZ, CO, NM, NV, WY, UT
	One Beacon Insurance Co. Cession to Peerless Insurance Co.	AZ, CO, NM, NV, WY, UT

	Wausau/Business Solutions Group*	(Multi-State Business**)
	Peerless Indemnity Insurance Co.	(Multi-State Business**)
	The Netherlands Insurance Co.	(Multi-State Business**)

Golden Eagle Insurance:	Golden Eagle Insurance Corp.	CA
	One Beacon Insurance Co. Cession to Peerless Insurance Co.	CA
	Peerless Insurance Co.	CA

	Wausau/Business Solutions Group*	(Multi-State Business**)
	Peerless Indemnity Insurance Co.	(Multi-State Business**)
	The Netherlands Insurance Co.	(Multi-State Business**)

Hawkeye-Security Insurance:	Hawkeye-Security Insurance Co.	IA, KS, MN, MO, NE, ND, SD, WI
	Consolidated Insurance Co.	IA, KS, MN, MO, NE, ND, SD, WI
	Indiana Insurance Co.	IA, KS, MN, MO, NE, ND, SD, WI
	One Beacon Insurance Co. Cession to Peerless Insurance Co.	IA, KS, MN, MO, NE, ND, SD, WI
	Peerless Insurance Co.	IA, KS, MN, MO, NE, ND, SD, WI
	The Midwestern Indemnity Co	IA, KS, MN, MO, NE, ND, SD, WI
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Definition of Profit Centers Continued;

Business Produced
By Agents Resident
Profit Center	Legal Entities Used By Profit Center	in the Following States
Hawkeye-Security Continued:	Wausau/Business Solutions Group*	(Multi-State Business**)
	Peerless Indemnity Insurance Co.	(Multi-State Business**)
	The Netherlands Insurance Co.	(Multi-State Business**)

Indiana Insurance:	Indiana Insurance Co.	IL, IN, KY, MI, OH, TN
	Consolidated Insurance Co.	IL, IN, KY, MI, OH, TN
	Mid-American Fire and Casualty Co.	IL, IN, KY, MI, OH, TN
	One Beacon Insurance Co. Cession to Peerless Insurance Co.	IL, IN, KY, MI, OH, TN
	Peerless Insurance Co.	IL, IN, KY, MI, OH, TN
	The Midwestern Indemnity Co.	IL, IN, KY, MI, OH, TN

	Globe American Casualty Co.	All States
	National Insurance Association	All States

	Wausau/Business Solutions Group*	(Multi-State Business**)
	Peerless Indemnity Insurance Co.	(Multi-State Business**)
	The Netherlands Insurance Co.	(Multi-State Business**)

Liberty Northwest Insurance:	Liberty Northwest Insurance Corp.	All States
	North Pacific Insurance Company	All States
	Oregon Automobile Insurance Co.	All States

	Wausau/Business Solutions Group*	(Multi-State Business**)

Montgomery Insurance:	Montgomery Mutual Insurance Co.	AL, DC, DE, FL, GA, MD, MS, NC, SC, VA, WV
	Colorado Casualty Insurance Co.	AL, DC, DE, FL, GA, MD, MS, NC, SC, VA, WV
	Excelsior Insurance Co.	AL, DC, DE, FL, GA, MD, MS, NC, SC, VA, WV
	One Beacon Insurance Co. Cession to Peerless Insurance Co.	AL, DC, DE, FL, GA, MD, MS, NC, SC, VA, WV
	Peerless Insurance Co.	AL, DC, DE, FL, GA, MD, MS, NC, SC, VA, WV
	The Midwestern Indemnity Co.	AL, DC, DE, FL, GA, MD, MS, NC, SC, VA, WV

	Wausau/Business Solutions Group*	(Multi-State Business**)
	Peerless Indemnity Insurance Co.	(Multi-State Business**)
	The Netherlands Insurance Co.	(Multi-State Business**)

Peerless Insurance:	Peerless Insurance Co.	CT, MA, ME, NH, NJ, NY, PA, RI, VT
	Excelsior Insurance Co.	CT, MA, ME, NH, NJ, NY, PA, RI, VT
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Definition of Profit Centers Continued;

Business Produced
By Agents Resident
Profit Center	Legal Entities Used By Profit Center	in the Following States
Peerless Insurance Continued:	Indiana Insurance Co.	CT, MA, ME, NH, NJ, NY, PA, RI, VT
	One Beacon Insurance Co. Cessions to Peerless Insurance Co.	CT, MA, ME, NH, NJ, NY, PA, RI, VT
	Liberty Mutual Mid-Atlantic Insurance Co.	For business classified as LMAM and produced by this Profit Center only

	Wausau/Business Solutions Group*	(Multi-State Business**)
	Peerless Indemnity Insurance Co.	(Multi-State Business**)
	The Netherlands Insurance Co.	(Multi-State Business**)

Summit:	Bridgefield Casualty Insurance Co. Bridgefield Employers Insurance Co.	All states, for WC and Employers Liability business, classified as LMAM and produced by this Profit Center only

	Wausau/Business Solutions Group*	(Multi-State Business **)

Wausau Insurance: (including Business Solutions Group)	Employers Insurance Co. of Wausau Wausau General Insurance Co.
Wausau Underwriters Insurance Co.
Wausau Business Insurance Co.
Liberty County Mutual Insurance Co.
Liberty Mutual Insurance Co.
Liberty Mutual Fire Insurance Co.
LM Insurance Corp.
Liberty Insurance Corp.
	The First Liberty Insurance Corp.	All states, for business classified as LMAM and produced by this Profit Center only, excluding business classified as Multi-State business

*	Wausau/Business Solutions Group consists of: Liberty Mutual Insurance Co., Liberty Mutual Fire Insurance Co., LM Insurance Corp., Liberty Insurance Corp., The First Liberty Insurance Corp., Liberty County Mutual Insurance Co., Employers Insurance Co. of Wausau, Wausau General insurance Co., Wausau Underwriters Insurance Co., and Wausau Business Insurance Co.

**	Agent responsible for the risk resides in the Profit Center but the risk is located in multiple states both in and outside of states assigned to the Profit Center.
2007 Workers’ Compensation Clash
Excess of Loss Contract — January 1, 2007

Appendix B

Pharmaceutical / medical risks	(Version 2005-Apr)

#	Company Name	Headquarter location

1	ABBOTT LABORATORIES	USA
2	AKZO NOBEL	Netherlands
3	ALLERGAN	USA
4	ALPHARMA	USA
5	ALTANA AG	Germany
6	AMGEN	USA
7	ASTELLAS	Japan
8	ASTRAZENECA	UK
9	BARR LABORATORIES	USA
10	BAXTER INTERNATIONAL	USA
11	BAYER	Germany
12	BEAUFOUR IPSEN	France
13	BIOGEN	USA
14	BIOMET	USA
15	B0EHRINGER INGELHEIM	Germany
16	BOSTON SCIENTIFIC CORPORATION	USA
17	BRISTOL-MYERS SQUIBB	USA
18	CHIRON	USA
19	CSL	Australia
20	DAIICHI PHARMACEUTICAL	Japan
21	DAINIPPON PHARMACEUTICAL	Japan
22	EDWARDS LIFESCIENCES	USA
23	EISAI	Japan
24	ELAN	Ireland
25	FOREST LABORATORIES	USA
26	GENENTECH	USA
27	GENERAL ELECTRIC Healthcare	USA
28	GENZYME	USA
29	GLAXOSMITHKLINE	UK
30	GUIDANT	USA
31	HOSPIRA	USA
32	IVAX	USA
33	JOHNSON & JOHNSON	USA
34	KING PHARMACEUTICALS	USA
35	KYOWA HAKKO KOGYO	Japan
36	LABORATOIRE SERVIER	France
37	LILLY (ELI)	USA
38	LUNDBECK	Denmark
39	MEDIMMUNE	USA
40	MEDTRONIC	USA
41	MERCK & CO	USA
42	MERCK KGAA	Germany
43	MINNESOTA MINING & MANUFACTURING	USA
44	MYLAN LABORATORIES	USA
45	NOVARTIS	Switzerland
46	NOVO NORDISK	Denmark
47	OTSUKA PHARMACEUTICAL	Japan
48	PFIZER	USA
49	PLIVA	Croatia
50	PROCTER & GAMBLE	USA
2007 Workers’ Compensation Clash
Excess of Loss Contract — January 1, 2007

#	Company Name	Headquarter location

51	PURDUE FREDERICK / PRA Holding	USA
52	ROCHE	Switzerland
53	SANKYO	Japan
54	SANOFI-AVENTIS	France
55	SCHERING AG	Germany
56	SCHERING-PLOUGH	USA
57	SCHWARZ PHARMA	Germany
58	SERONO	Switzerland
59	SHIONOGI	Japan
60	SHIRE PHARMACEUTICALS	UK
61	SMITH & NEPHEW	UK
62	SOLVAY	Belgium
63	ST. JUDE MEDICAL	USA
64	STRYKER	USA
65	SUMITOMO PHARMACEUTICALS	Japan
66	SYNTHES-STRATEC	Switzerland
67	TAKEDA	Japan
68	TANABE	Japan
69	TAP Pharmaceutical Products	USA
70	TEVA PHARMACEUTICAL	Israel
71	TYCO Healthcare	USA
72	UCB	Belgium
73	WATSON PHARMACEUTICAL	USA
74	WYETH	USA
75	ZIMMER	USA
2007 Workers’ Compensation Clash
Excess of Loss Contract — January 1, 2007

SUPPLEMENT TO THE ATTACHMENTS
DEFINITION OF IDENTIFICATION TERMS USED WITHIN THE ATTACHMENTS
A.	Wherever the term “Company” or “Reinsured” or “Reassured” or whatever other term is used to designate the reinsured company or companies within the various attachments to the reinsurance agreement, the term shall be understood to mean Company or Reinsured or Reassured or whatever other term is used in the attached reinsurance agreement to designate the reinsured company or companies.

B.	Wherever the term “Agreement” or “Contract” or “Policy” or whatever other term is used to designate the attached reinsurance contract within the various attachments to the reinsurance contract, the term shall be understood to mean Agreement or Contract or Policy or whatever other term is used to designate the attached reinsurance contract.

C.	Wherever the term “Reinsurer” or “Reinsurers” or “Underwriters” or whatever other term is used to designate the reinsurer or reinsurers in the various attachments to the reinsurance agreement, the term shall be understood to mean Reinsurer or Reinsurers or Underwriters or whatever other term is used to designate the reinsuring company or companies.
INSOLVENCY FUNDS EXCLUSION CLAUSE
This Contract excludes all liability of the Company arising by Agreement, operation of law, or otherwise from its participation or membership, whether voluntary or involuntary, in any insolvency fund or from reimbursement of any person for any such liability. “Insolvency fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by any person of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.
2007 Workers’ Compensation Clash
Excess of Loss Contract — January 1, 2007

NUCLEAR INCIDENT EXCLUSION CLAUSE — LIABILITY — REINSURANCE — U.S.A. N.M.A. 1590
1.	This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

2.	Without in any way restricting the operation of paragraph 1. of this Clause it is understood and agreed that for all purposes of this reinsurance all the original Policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II. in this paragraph 2. from the time specified in Clause III. in this paragraph 2. shall be deemed to include the following provision (specified as the Limited Exclusion Provision):
     LIMITED EXCLUSION PROVISION*
I.	It is agreed that the policy does not apply under any liability coverage, to injury, sickness, disease, death or destruction, bodily injury or property damage with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

II.	Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liabilities Policies (liability only), Comprehensive Personal Liability Policies (liability only) or Policies of a similar nature; and the liability portion of combination forms related to the four classes of Policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

III.	The inception dates and thereafter of all original Policies as described in II. above, whether new, renewal or replacement, being Policies which either
(a)	become effective on or after 1st May, 1960, or

(b)	become effective before that date and contain the Limited Exclusion Provision set out above; provided this paragraph 2. shall not be applicable to Family Automobile Policies, Special Automobile Policies, or Policies or combination Policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.
3.	Except for those classes of Policies specified in Clause II. of paragraph 2. and without in any way restricting the operation of paragraph 1. of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability Policies of the Reassured (new, renewal and replacement) affording the following coverages:

Owners, Landlords and Tenants Liability, Agreementual Liability, Elevator Liability, Owners or Agreementors (including railroad) Protective Liability, Manufacturers and Agreementors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability) shall be deemed to include with respect to such coverages, from the time specified in Clause V. of this paragraph 3., the following provision (specified as the Broad Exclusion Provision):
2007 Workers’ Compensation Clash
Excess of Loss Contract — January 1, 2007

     BROAD EXCLUSION PROVISION*
     It is agreed that the policy does not apply:
I.	Under any Liability Coverage to injury, sickness, disease, death or destruction, bodily injury or property damage
(a)	with respect to which an insured under the policy is also an insured under nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(b)	resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this Policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.
II.	Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to immediate medical or surgical relief, first aid, to expenses incurred with respect to bodily injury, sickness, disease or death, bodily injury resulting from the hazardous properties of nuclear material and arising out of the question of a nuclear facility by any person or organization.

III.	Under any Liability Coverage, to injury, sickness, disease, death or destruction, bodily injury or property damage resulting from the hazardous properties of nuclear material, if
(a)	the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;

(b)	the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

(c)	the injury, sickness, disease, death or destruction, bodily injury or property damage arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories, or possessions or Canada, this exclusion (c) applies only to injury to or destruction of property at such nuclear facility, property damage to such nuclear facility and any property threat.
IV.	As used in this endorsement:
“hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or byproduct material; “source material,” “special nuclear material,” and “byproduct material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing byproduct material other than the tailings or wastes produced by the extraction or concentration of uranium or thorium from any ore processed for its source material
2007 Workers’ Compensation Clash
Excess of Loss Contract — January 1, 2007

content and (2) resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (a) or (b) thereof; “nuclear facility” means
(a)	any nuclear reactor,

(b)	any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

(c)	any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

(d)	any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material; with respect to injury to or destruction of property, the word “injury” or “destruction” includes all forms of radioactive contamination of property; “property damage” includes all forms of radioactive contamination of property.
V.	The inception dates and thereafter of all original Policies affording coverages specified in this paragraph 3., whether new, renewal or replacement, being Policies which become effective on or after 1st May, 1960, provided this paragraph 3. shall not be applicable to
(i)	Garage and Automobile Policies issued by the Reassured on New York risks, or

(ii)	Statutory liability insurance required under Chapter 90, General Laws of Massachusetts, until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.
4.	Without in any way restricting the operations of paragraph 1. of this Clause, it is understood and agreed that paragraphs 2. and 3. above are not applicable to original liability Policies of the Reassured in Canada, and that with respect to such Policies, this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association or the Independent Insurance Conference of Canada.
*NOTE:	The words printed in BOLD TYPE in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability Policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.
2007 Workers’ Compensation Clash
Excess of Loss Contract — January 1, 2007

NUCLEAR INCIDENT EXCLUSION CLAUSE — LIABILITY — REINSURANCE — CANADA N.M.A. 1979
1.	This Contract does not cover any loss or liability accruing to the Company as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

2.	Without in any way restricting the operation of Paragraph 1. of this Clause, it is agreed that for all purposes of this Contract all the original liability Contracts of the Company, whether new, renewal or replacement, of the following classes, namely,
Personal Liability
Farmers’ Liability
Storekeepers’ Liability
which become effective on or after 31st December 1984, shall be deemed to include, from their inception dates and thereafter, the following provision:

Limited Exclusion Provision —

This Policy does not apply to bodily injury or property damage with respect to which the Insured is also insured under a Contract of nuclear energy liability insurance (whether the Insured is unnamed in such Contract and whether or not it is legally enforceable by the Insured) issued by the Nuclear Insurance Association of Canada or any other group or pool of insurers or would be an Insured under any such Policy but for its termination upon exhaustion of its limits of liability.

With respect to property, loss of use of such property shall be deemed to be property damage.

3.	Without in any way restricting the operation of Paragraph 1. of this Clause, it is agreed that for all purposes of this Contract all the original liability Contracts of the Company, whether new, renewal or replacement, of any class whatsoever (other than Personal Liability, Farmers’ Liability, Storekeepers’ Liability or Automobile Liability Contracts), which become effective on or after 31st December 1984, shall be deemed to include, from their inception dates and thereafter, the following provision:

Broad Exclusion Provision —

It is agreed that this Policy does not apply:
(a)	to liability imposed by or arising under the Nuclear Liability Act; nor

(b)	to bodily injury or property damage with respect to which an Insured under this Policy is also insured under a Contract of nuclear energy liability insurance (whether the Insured is unnamed in such Contract and whether or not it is legally enforceable by the Insured) issued by the Nuclear Association of Canada or any other insurer or group or pool of insurers or would be an Insured under any such Policy but for its termination upon exhaustion of its limit of liability; nor

(c)	to bodily injury or property damage resulting directly or indirectly from the nuclear energy hazard arising from:
(i)	the ownership, maintenance, operation or use of a nuclear facility by or on behalf of an Insured;

(ii)	the furnishing of an Insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility; and
2007 Workers’ Compensation Clash
Excess of Loss Contract — January 1, 2007

(iii)	the possession, consumption, use, handling, disposal or transportation of fissionable substances, or of other radioactive material (except radioactive isotopes, away from a nuclear facility, which have reached the final stage of fabrication so as to be usable for any scientific, medical, agricultural, commercial or industrial purpose) used, distributed, handled or sold by an Insured.
     As used in this Policy:
(1)	The term “nuclear energy hazard” means the radioactive, toxic, explosive, or other hazardous properties of radioactive material;

(2)	The term “radioactive material” means uranium, thorium, plutonium, neptunium, their respective derivatives and compounds, radioactive isotopes of other elements and any other substances that the Atomic Energy Control Board may, by regulation, designate as being prescribed substances capable of releasing atomic energy, or as being requisite for the production, use or application of atomic energy;

(3)	The term “nuclear facility” means:
(a)	any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of plutonium, thorium and uranium or any one or more of them;

(b)	any equipment or device designed or used for (i) separating the isotopes of plutonium, thorium and uranium or any one or more of them, (ii) processing or utilizing spent fuel, or (iii) handling, processing or packaging waste;

(c)	any equipment or device used for the processing, fabricating or alloying of plutonium, thorium or uranium enriched in the isotope uranium 233 or in the isotope uranium 235, or any one or more of them if at any time the total amount of such material in the custody of the Insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235;

(d)	any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste radioactive material; and includes the site on which any of the foregoing is located, together with all operations conducted thereon and all premises used for such operations.
(4)	The term “fissionable substance” means any prescribed substance that is, or from which can be obtained, a substance capable of releasing atomic energy by nuclear fission.

(5)	With respect to property, loss of use of such property shall be deemed to be property damage.
2007 Workers’ Compensation Clash
Excess of Loss Contract — January 1, 2007

NUCLEAR INCIDENT EXCLUSION CLAUSE — REINSURANCE — NO. 4
1.	This Reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

2.	Without in any way restricting the operations of Nuclear Incident Exclusion Clauses, — Liability, — Physical Damage, — Boiler and Machinery and paragraph 1. of this Clause, it is understood and agreed that for all purposes of the reinsurance assumed by the Reinsurer from the Reinsured, all original insurance Policies or Contracts of the Reinsured (new, renewal and replacement) shall be deemed to include the applicable existing Nuclear Clause and/or Nuclear Exclusion Clause(s) in effect at the time and any subsequent revisions thereto as agreed upon and approved by the Insurance Industry and/or a qualified Advisory or Rating Bureau.
2007 Workers’ Compensation Clash
Excess of Loss Contract — January 1, 2007

INTEREST AND LIABILITIES AGREEMENT
(hereinafter referred to as the “Agreement”)
to the
WORKERS’ COMPENSATION CLASH EXCESS OF LOSS
REINSURANCE CONTRACT
No. 2000290
between
PEERLESS INSURANCE COMPANY
Keene, New Hampshire
(hereinafter referred to as the “Company”)
and
LIBERTY MUTUAL INSURANCE COMPANY
Boston, Massachusetts
(hereinafter referred to as the “Subscribing Reinsurer”)
It is hereby agreed by and between the Company on the one part and the Subscribing Reinsurer on the other part that the Subscribing Reinsurer’s share in the interests and liabilities of the Reinsurers as set forth in the attached Workers’ Compensation Clash Excess of Loss Reinsurance Contract No. 2000290 effective 12:01 a.m., Local Standard Time, January 1, 2007, to which this Agreement is attached hereto shall be 80%.
The share of the Subscribing Reinsurer in the interests and liabilities of all reinsurers participating in said Contract shall be separate and apart from the shares of such other reinsurers to the said Contract. The interests and liabilities of the Subscribing Reinsurer shall not be joint with those of the other reinsurers and in no event shall the Subscribing Reinsurer participate in the interests and liabilities of the other Reinsurers participating in said Contract.
Workers’ Compensation Clash
Excess of Loss Reinsurance Contract
January 1, 2007
Interest & Liabilities Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate, by their duly authorized representatives.
In Keene, New Hampshire, this 20th day of August, 2007.

ATTEST:	PEERLESS INSURANCE COMPANY

/s/ Douglas Benedict Signature	/s/ Nancy C. Callender Signature

Douglas Benedict	Nancy C. Callender

Name	Name

Vice President and Chief Actuary	Asst. Vice President-Reinsurance Mgmt.

Title	Title
And in Boston, Massachusetts, this 13th day of September, 2007.

ATTEST:	LIBERTY MUTUAL INSURANCE COMPANY

/s/ John C. MacLean Jr. Signature	/s/ Elaine Caprio Brady Signature

John C. MacLean Jr.	Elaine Caprio Brady

Name	Name

Director-Ceded Reinsurance	Vice President

Title	Title
Workers’ Compensation Clash
Excess of Loss Reinsurance Contract
January 1, 2007
Interest & Liabilities Agreement